SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. N/A )

Filed by the Registrant  |X|

Filed by a Party other than the Registrant

Check the appropriate box:

|X| Preliminary Proxy Statement          Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Computer Petroleum Corporation
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       |_|    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

       |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:
              Common Stock

       (2)    Aggregate number of securities to which transaction applies:
              3,082,035

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3.8935 Transaction price is fixed at $12,000,000.00. See (4) below.

       (4)    Proposed maximum aggregate value of transaction: $12,000,000.00

       (5)    Total fee paid: $2,400.00

       |_|    Fee paid previously with preliminary materials.

       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)      Amount Previously Paid:
       (2)      Form, Schedule or Registration Statement No.:
       (3)      Filing Party:
       (4)      Date Filed:



                         COMPUTER PETROLEUM CORPORATION
                               WORLD TRADE CENTER
                         30 EAST 7TH STREET, SUITE S10
                           ST. PAUL, MINNESOTA 55101

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To The Stockholders of
COMPUTER PETROLEUM CORPORATION:

        A special meeting of the stockholders of Computer Petroleum Corporation will be held at the corporate offices of Computer Petroleum Corporation (the "Company") at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Tuesday, August 20, 1996, at 9:00 a.m., for the following purposes:

        1. To consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996, among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG, providing for the merger of the Company with and into UCG Acquisition Corp., pursuant to which each outstanding share of the Company's common stock (other than shares as to which the holders have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash without interest, all as more fully described in the accompanying Proxy Statement and the Agreement and Plan of Merger, a copy of which is attached as
Exhibit I to the Proxy Statement.

        2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AGREEMENT AND PLAN OF MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

        Only stockholders of record at the close of business on July 8, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

        Pursuant to Minnesota law, each shareholder has the right to exercise dissenter's rights. An explanation of dissenters' rights is included in the Proxy Statement, together with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended.

        YOUR VOTE IS IMPORTANT. SINCE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK, A FAILURE TO VOTE, IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE. PLEASE PROMPTLY COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Charles G. Schiefelbein
                                          Charles G. Schiefelbein
                                          Chairman of the Board
St. Paul, Minnesota
July 23, 1996



                         COMPUTER PETROLEUM CORPORATION
                               WORLD TRADE CENTER
                       30 EAST SEVENTH STREET, SUITE 510
                           ST. PAUL, MINNESOTA S5I01

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 20, 1996

        This Proxy Statement is being furnished to the stockholders of Computer Petroleum Corporation, a Minnesota corporation (the "Company"), in connection with the solicitation on behalf of the Company's Board of Directors of proxies to be voted at a Special Meeting of Stockholders to be held at the Company's offices at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Tuesday, August 20, 1996, at 9:00 a.m., and any adjournment thereof (the "Special Meeting"). This Proxy Statement, the Notice and the accompanying proxy card and related materials are first being mailed to the Company's stockholders on or about July 23, 1996.

        At the Special Meeting, stockholders will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"). A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. Under the terms of the Merger Agreement, (i) the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), and (ii) each outstanding share of the Company's Common Stock, $.01 par value ("Common Stock"), other than shares as to which the holders have exercised their dissenter's rights in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, will be converted into the right to receive approximately $3.89 in cash, without interest. If the Merger is not consummated for any reason, the Board of Directors expects to continue the business of the Company as described under "BUSINESS OF THE COMPANY. "

        Pursuant to Minnesota law, each shareholder has the right to exercise dissenter's rights. In order for a shareholder to exercise dissenter's rights, the shareholder must not vote for the proposal to approve the Merger and must comply with the applicable requirements of Minnesota law. An explanation of dissenter's rights is included in this Proxy Statement, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, is included as III to this Proxy Statement.

        Copies of the Company's Annual Report on Form 10-KSB for the year ended January 31, 1996 and its Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996, are being furnished herewith to all stockholders.

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

SUMMARY OF PROXY STATEMENT                                             1

GENERAL INFORMATION                                                    4

THE MERGER                                                             5
        Background of the Merger                                       5
        Recommendation of the Board of Directors                       6
        Opinion of Investment Banker                                   7
        Agreement and Plan of Merger                                   9
        Interests of Certain Persons in the Merger                    12
        Financing of the Merger                                       13
        Federal Income Tax Consequences                               13
        Rights of Dissenting Stockholders                             14

BUSINESS OF UNITED COMMUNICATIONS GROUP LIMITED PARTNERSHIP           16

BUSINESS OF THE COMPANY                                               17

MARKET PRICES OF COMMON STOCK                                         17

SELECTED FINANCIAL DATA                                               18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT                                                        19

INDEPENDENT PUBLIC ACCOUNTANTS                                        20

OTHER MATTERS                                                         20

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING                         20

DOCUMENTS INCORPORATED BY REFERENCE                                   21

EXHIBITS:
I. Agreement and Plan of Merger, excluding Exhibits and Schedules

II. Opinion of Greene Holcomb & Lannin LLC

III. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

                           SUMMARY OF PROXY STATEMENT

        THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE EXHIBITS ATTACHED HERETO. STOCKHOLDERS ARE URGED TO READ THE ENTIRE PROXY STATEMENT, INCLUDING THE EXHIBITS AND THE OTHER DOCUMENTS ACCOMPANYING THE PROXY STATEMENT.

THE SPECIAL MEETING

        The Special Meeting of the Stockholders (the "Special Meeting") of Computer Petroleum Corporation, a Minnesota corporation (the "Company"), will be held at the Company's offices at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on Tuesday, August 20, 1996, at 9:00 a.m. At the Special Meeting, stockholders will be asked (i) to consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"), and (ii) to transact such other business as may properly come before the Special Meeting, or any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote is required for approval of the Merger Agreement. See "GENERAL INFORMATION."

THE MERGER

        Under the terms of the Merger Agreement, the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), and each outstanding share of Common Stock of the Company (other than shares as to which the holders shall have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash, without interest. Thereafter, the separate existence of the Company will cease. A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. See "THE MERGER - Agreement and Plan of Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Board of Directors of the Company believes that the Merger is in the best interests of, and is fair to, the Company's stockholders. The Board has unanimously approved the Merger Agreement and unanimously recommends the approval of the Merger Agreement by the stockholders of the Company. See "THE MERGER - Recommendation of the Board of Directors."

OPINION OF INVESTMENT BANKER

        Greene Holcomb & Larmin LLC, an investment banking firm, has delivered a written opinion to the Board of Directors of the Company, based upon the review and analysis described therein and subject to the assumptions set forth therein, to the effect that the consideration to be received by the stockholders as a result of the Merger is fair from a financial point of view. Stockholders are urged to read the opinion, which is set forth as Exhibit II to this Proxy Statement. See "THE MERGER - Opinion of Investment Banker."

EFFECTIVE TIME OF THE MERGER

        The Merger shall become effective at such time as the Certificate of Merger is duly filed with both the Secretary of State of the State of Minnesota and the Secretary of State of the State of Maryland, or such later date set forth in the Certificate of Merger (the "Effective Time"). See "THE MERGER - Agreement and Plan of Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER; TERMINATION; CERTAIN COVENANTS

        Under the Merger Agreement, the respective obligations of the Company and UCG to consummate the Merger are subject to satisfaction, at or before the Effective Time, of certain conditions, including approval by the Company's stockholders. The Merger Agreement may also be terminated for a number of reasons, including the failure by the parties to complete the Merger by August 31, 1996. Pending completion of the Merger, the Company has agreed to conduct its business in the ordinary course and to provide reasonable access to its properties, books and records to representatives of UCG. See "THE MERGER - Agreement and Plan of Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        The Company's directors and executive officers beneficially own, in the aggregate, 863,940 shares (29.7 percent) of the Company's outstanding Common Stock and will receive an aggregate of approximately $3,360,727 in the Merger for such shares. Executive officers and other employees may enter into new employment agreements with UCG Acquisition. The Company understands that the assets of the Payne & Associates division of the Company are being sold by UCG to a third party upon the Closing of the Merger, and that the Company's Chief Executive Officer and Chief Financial Officer have entered into employment agreements with this third party. See "THE MERGER - Interests of Certain Persons in the Merger."

FINANCING OF THE MERGER

         The total funds required for the financing of the Merger will be $12,000,000 plus transaction costs. UCG intends to finance the Merger either with existing funds or with borrowed funds. See "THE MERGER - Financing of the Merger."

FEDERAL INCOME TAX CONSEQUENCES

        If the Merger is consummated, the receipt by stockholders of approximately $3.89 per share in cash as a result of the Merger will be a taxable transaction for federal income tax purposes, and each stockholder will recognize gain or loss equal to the difference between such stockholder's basis in the Common Stock of the Company surrendered and the amount of cash received. Each stockholder is urged to consult a tax advisor with respect to the tax consequences of the Merger. See "THE MERGER - Federal Income Tax Consequences."

RIGHTS OF DISSENTING STOCKHOLDERS

        Stockholders of the Company who do not wish to accept the approximately $3.89 per share in cash to be paid under the terms of the Merger Agreement may dissent from the Merger and elect to have a judicial determination of the fair value of their shares of Common Stock at the Effective Time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) by complying with the requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, the full text of which is attached as Exhibit III to this Proxy Statement. See "THE MERGER - Rights of Dissenting Stockholders."

BUSINESS OF UCG

         UCG is a publisher of over 70 print publications, online services and ancillary products and sponsors trade seminars and conferences for the energy/oil, healthcare, government, defense/military, telecommunications, technology, mortgage banking and computer industries. See "BUSINESS OF UCG."

BUSINESS OF THE COMPANY

         The Company is engaged in the business of providing information and customized news, market analysis and commentary to the petroleum and transportation markets through an electronic information network. See "BUSINESS OF THE COMPANY."

PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on NASDAQ Small Cap Market. (Symbol: CPCO). The bid price of the Common Stock has ranged from $.75 per share to $2.875 per share between February 1, 1994, and July 8, 1996. On June 20, 1996, the last trading day prior to the public announcement of the Merger, the high and low bid prices for the Common Stock as reported by NASDAQ were $3.00 per share and $2.50 per share, respectively. See "MARKET PRICES OF COMMON STOCK."

                              GENERAL INFORMATION

        At the Special Meeting, stockholders will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated June 21, 1996 (the "Merger Agreement"), between the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of UCG ("UCG Acquisition"). A copy of the Merger Agreement is attached as Exhibit I to this Proxy Statement. Under the terms of the Merger Agreement, (i) the Company will be merged with and into UCG Acquisition Corp. (the "Merger"), (ii) each outstanding share of the Company's Common Stock, $.01 par value ("Common Stock"), other than shares as to which the holders have exercised their dissenter's rights in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, will be converted into the right to receive approximately $3.89 in cash, without interest.

        UCG has agreed to pay $12,000,000 (the "Merger Consideration") for all of the outstanding common stock of the Company, including shares issued to officers and employees of the Company upon conversion of their Incentive Stock Options to Common Stock immediately before the Closing. Since the number of shares to be issued upon such conversions could change due to employee departures before the closing, and the consequent cancellation or exercise of such options, it is not possible to determine the precise dollar amount payable per share of the Company's Common Stock outstanding. However, it is very unlikely that any variation would be more than two or three cents per share higher or lower than the estimated $3.89 per share.

        The Board of Directors has fixed the close of business on July 8, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of such date, there were 2,904,009 shares of Common Stock outstanding and entitled to vote, which were held of record by approximately 63 stockholders. Each share entitles the holder thereof to one vote, exercisable in person or by properly executed proxy, on each matter to be considered at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required for the approval of the Merger Agreement and the transactions contemplated thereby. The Common Stock does not have cumulative voting rights.

        All shares represented at the Special Meeting by proxies in the form accompanying this Proxy Statement which are received prior to or at the Special Meeting will be voted in accordance with the instructions thereon, provided the proxies are properly signed and dated. If no instructions are indicated thereon, the proxies will be voted FOR the approval of the Merger Agreement. A failure to vote on the Merger Agreement, in person or by proxy, will have the same effect as a negative vote.

        Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Merger Agreement. With respect to abstentions, the shares of Common Stock are considered present at the Special Meeting. They are not, however, affirmative votes for the matter and, therefore, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares of Common Stock are not considered present at the meeting as to which the broker withheld authority. Consequently, broker non-votes are not counted.

        The Board of Directors knows of no other matters which are expected to come before the Special Meeting. If any other matters are presented at the Special Meeting, the persons named in the proxies will have discretion to vote thereon in accordance with their judgment.

        Execution of a proxy will not prevent a stockholder from attending the Special Meeting or from revoking his or her proxy and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by giving the Secretary of the Company a written notice of revocation bearing a later date than the proxy, by submitting a properly executed, later-dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101,
Attention: Secretary.

        The cost of solicitation of proxies pursuant to this Proxy Statement will be borne by the Company. In addition to solicitation by use of the mails, proxies may also be solicited by certain directors, officers and employees of the Company in person or by telephone or telegram. Such persons will receive no additional compensation for such services. The Company will reimburse brokerage firms, banks and certain other institutions holding stock in their names or those of their nominees on behalf of other persons for reasonable out-of-pocket expenses in forwarding proxies and proxy material to such persons.


                                   THE MERGER

BACKGROUND OF THE MERGER

        From time to time over the last several years, various persons have contacted management of the Company regarding the possibility of acquiring or merging with the Company. None of these inquiries resulted in a definitive agreement. However, for a number of reasons management came to believe that an acquisition of the Company could be in the best interests of the Company's stockholders. Prior to being approached in February, 1996 concerning a possible acquisition of the Company, management believed that the Company's Common Stock was undervalued in the public market. In addition, because the average daily trading volume for the Common Stock was low historically, stockholders could not sell a significant number of shares without adversely affecting the price. In the opinion of management, this caused a serious lack of liquidity for the stockholders. For additional reasons why the Company entered into the Merger Agreement, see "Recommendations of the Board of Directors. "

        In March, 1996 Greene Holcomb & Lannin LLC ("GH&L"), investment bankers, was retained by the Company to assist the Board of Directors in evaluating options for maximizing the value of the Company for stockholders, including the possible sale of the Company. The Company issued a press release describing this step. In exploring the sale alternative, GH&L reviewed over 100 potential purchasers of the Company and, with the assistance of the Board of Directors, selected 25 from that list to be contacted. Seventeen of that number executed confidentiality agreements and were provided a memorandum describing the Company. Prospective purchasers were asked to submit initial indications of interest by April 17, 1996. Eight responded that they had an interest in acquiring the Company. Four firms conducted due diligence visits to the Company in May, 1996. At a special meeting of the Company's directors on May 31, the discussions with interested acquirors were reviewed and evaluated. Consideration was given to selling certain divisions, especially the software services division, separately. Tax and securities law issues relating to the structuring of the transaction, including the value of the Company's net operating loss carry-forward, were reviewed by the Board of Directors and legal counsel. At this time a Special Committee of the Board, comprised of non-management directors, was appointed with authority to handle all matters relating to a possible sale of the Company. Two firms presented written offers to acquire the Company on June 4, 1996 and an oral indication of intent was submitted by a third firm. Two other firms submitted offers to acquire the Company's software services division, Payne & Associates. One of these firms intended to employ certain members of the Company's management in operation of this division.

        On June 13, 1996 the Special Committee of the Board met with its legal counsel and representatives of GH&L to review the bidding process and evaluate pending offers, two of which had been revised significantly upwards. The Special Committee concluded that the best approach would be to sell the entire Company to one purchaser, and that the $12 million cash offer from UCG, which the Committee believed had the financial capability and strategic motivation to complete the transaction, was higher than any other offer received and therefore was superior to the other offer from a financial point of view for the Company's stockholders. The Committee also concluded that, in light of the process that has been followed, it was highly unlikely that any other bidder would now make a superior offer. The Special Committee determined that UCG would be allowed one week to complete its due diligence investigation and negotiate a definitive agreement.

        On June 20, 1996 the Special Committee met again with its legal counsel and GH&L to review the draft of the Merger Agreement in detail. GH&L presented its opinion that the proposed transaction was fair to the Company's stockholders. The Committee approved the fairness opinion and the draft of the Merger Agreement, subject to negotiation of certain matters. On June 21, 1996 the Committee approved the final draft of the Merger Agreement, which was then signed by all parties. Later that afternoon, the Company made a public announcement of its intent to merge into UCG Acquisition.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company has unanimously approved the Merger Agreement and believes that the Merger is in the best interests of the stockholders of the Company. The Board of Directors unanimously recommends to the stockholders that they vote FOR approval of the Merger Agreement. The Board of Directors believes that the Company's stockholders will benefit from the Merger.

        In reaching these conclusions, the Board of Directors considered many factors including, but not limited to, the following:

        1. The terms of the Merger Agreement, including the approximately $3.89 in cash to be paid to the Company's stockholders for each share of the Company's Common Stock.

        2. The opinion of Greene Holcomb & Lannin LLC that the approximately $3.89 per share in cash to be paid to the stockholders is fair to the stockholders from a financial point of view.

        3. The ability of UCG to consummate the Merger promptly and the availability of sufficient financing to do so.

        4. The expressions of interest to acquire the Company made by other companies, all of which the Board believes were inferior to UCG's offer.

        5. The historical and recent market prices of the Common Stock and the relative lack of liquidity for the Company's stockholders. The Common Stock has traded within a fairly narrow range over the past several years, at a price significantly lower than that being offered by UCG, and the trading volume has been low, resulting in limited liquidity for shareholders.

        6. The operating results of the Company over the past several years.

OPINION OF INVESTMENT BANKER

        At the June 20, 1996 meeting of the Company's Special Committee of the Board of Directors, Greene Holcomb & Lannin LLC ("GH&L") delivered its opinion in writing to the effect that, as of such date, the transaction contemplated by the Merger Agreement is fair to the Company's shareholders, from a financial point of view. See Exhibit II.

        GH&L is an investment banking firm with special expertise in mergers and acquisitions and, among other things, valuing businesses and their securities. The Board selected GH&L because of its principals' experience and expertise in performing valuation analyses. GH&L received a non-contingent fee of $30,000, plus reimbursement of out-of-pocket expenses, in connection with its fairness opinion analysis. GH&L does not beneficially own any interest in the Company.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by GH&L. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by GH&L. GH&L believes, and so advised the Board, that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinion.

        In connection with its opinion, GH&L has reviewed, among other things,
(i) the Company's annual reports to shareholders and Form 10-KSB for the three fiscal years ended January 31, 1994, 1995 and 1996, and the 10-QSB for the quarterly period ended April 30, 1996; and (ii) the Company's internal projections for fiscal 1997-2000. In addition, GH&L has interviewed certain of the directors, senior management and shareholders of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and has inspected the Company's headquarters in St. Paul, Minnesota and its facility in Peoria, IL. GH&L has also reviewed the reported prices and trading activity of the Company's common stock, compared certain financial and stock market information for the Company with that of certain other similar companies with publicly-traded securities, reviewed certain recent business combinations it deemed relevant, reviewed a summary of discussions with other parties potentially interested in acquiring the Company, reviewed a draft of the Merger Agreement, and performed such other studies and analyses as it considered appropriate.

        As a basis for its fairness analysis, GH&L applied the following valuation methodologies in determining appropriate value for the Company.

        Selected Comparable Public Company Analysis. GH&L reviewed selected financial, operating and stock market information for the Company in comparison with corresponding information of selected comparable public companies. The selected comparable public companies in the computer information services industry were: American Business Information, Inc., Avert, Inc., Compuflight, Inc., Data Transmission Network Corporation, Desktop Data, Inc., Euroamerican Group, Inc., Individual, Inc., Information Resources, Inc., PC Quote, Inc., Quick Response Services, Seitel, Inc., and Telescan, Inc. (collectively referred to as the "Comparative Public Companies"). The purpose of these analyses was to ascertain how the Company compared to its respective peers in relation to certain financial indicators. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and selected analyst's earnings estimates, adjusted to correlate with the Company's respective fiscal year ending dates.

        Premium Analysis. GH&L reviewed 14 transactions announced and completed between June 1, 1995 and June 18, 1996 within industries similar to the Company's. The purpose of this review was to compare the premium to be paid by UCG over the Company's last trade price of $2.63 on June 14, five trading days prior to the announcement of the offer (48.7%) with the average premium paid for computer software, supplies and service companies during 1995 (43.3%).

        Discounted Cash Flow Analysis. GH&L also performed a discounted cash flow (DCF) analysis, relying on certain information, including financial projections, provided by the Company to estimate the present value of a stream of projected free cash flows, and including a terminal value that estimates ongoing value of the Company. Discount rates utilized ranged from 17.5% to 22.5% and terminal value multiples ranged from 8X to 12X.

         Historical Stock Trading Analysis. GH&L reviewed the trading prices and volumes for the Company's common stock.


 "Special Meeting") of Computer Petroleum Corporation, a Minnesota corporation (the "Company"), will be held at the Company's offices at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota 55101, on a terminal value that estimates ongoing value of the Company. Discount rates utilized ranged from 17.5% to 22.5% and terminal value multiples ranged from 8X to 12X.

         Historical Stock Trading Analysis. GH&L reviewed the trading prices and volumes for the Company's common stock.

         Comparable Transaction Analysis. GH&L performed analyses of certain recent transactions in the information retrieval services and other related industries including but not limited to, transactions involving Information Services, Disclosure, Inc., Datis Corp., DATEQ Information Network, Occupational Health Services, AdvaCare, Inc., IBAX Healthcare Systems, Inc. and BRS Software Products. With respect to each transaction, GH&L compared the final purchase price with the trading price of the target company's common stock over varying time periods prior to announcement of the transaction. GH&L also reviewed certain transaction multiples determined based upon the ratio of total purchase price over representative levels of sales, earnings and cash flow, and book value.

         These analyses were prepared solely for the purposes of GH&L providing its opinion and are not appraisals or representations of prices at which businesses or securities may actually be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be more or less favorable than suggested by such analyses. These analyses are based upon numerous factors and events that are beyond the control of the parties and their respective advisors. Hence, none of the Company, GH&L, or any other person, assumes responsibility if future results are materially different from those forecast.

         GH&L has not independently verified the accuracy and completeness of the information supplied to it with respect to the Company and does not assume any responsibility with respect to it. GH&L has not made any independent appraisal of any of the properties or assets of the Company. GH&L's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the date of its opinion.


AGREEMENT AND PLAN OF MERGER

         General. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of certain other conditions, the Company will be merged with and into UCG Acquisition. and the separate existence of the Company will cease. At the effective time of the Merger, each share of Common Stock then issued and outstanding (other than shares held by stockholders exercising their dissenter's rights) will, by virtue of the Merger and without any action on the part of the holders of such shares, be converted into the right to receive approximately $3.89 in cash, without interest. Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act have the right to seek a judicial determination of the fair value of their shares of Common Stock and to be paid such amount. See "Rights of Dissenting Stockholders." After the Merger, holders of Common Stock will possess no interest in or rights as stockholders of the Company; their only right in respect of their shares of Common Stock will be to receive payment as described above. The Merger will be treated as a purchase for accounting purposes.

         All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement, which is attached as Exhibit I to this Proxy Statement.

         Effective Time. The effective time of the Merger will occur at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Maryland or such later date as may be set forth in the Certificate of Merger, all in accordance with the Minnesota Business Corporation Act and the Maryland Business Corporation Act, as amended (the "Effective Time"). The required filings are expected to be made as soon as practicable after the approval of the Merger Agreement by the Company's stockholders at the Special Meeting and the satisfaction or waiver of all other conditions to the consummation of the Merger. See "Conditions to the Merger."

         Payment for Shares. The Merger Agreement provides that Norwest Bank Minnesota, N.A. shall serve as UCG's agent (the "Exchange Agent"), for the purpose of exchanging the certificates formerly representing shares of Common Stock for the approximately $3.89 to be paid for each of such shares in the Merger.

         As soon as practicable after the Effective Time, the Exchange Agent will send a Letter of Transmittal to each holder of a certificate or certificates theretofore evidencing Common Stock of record as of the Effective Time, other than certificates representing dissenting shares, advising such holder of the effectiveness of the Merger and the procedure for sending the Exchange Agent such certificates in exchange for the cash to be received therefor as a result of the Merger.

         Upon surrender to the Exchange Agent of such certificates, together with a properly completed Letter of Transmittal and other documents as may be reasonably requested by the Exchange Agent, such holders will be entitled to receive a check representing approximately $3.89 multiplied by the number of shares of Common Stock represented by such surrendered certificates. Until so surrendered, after the Effective Time each certificate shall be deemed to represent for all purposes only the right to receive such cash, and no other right, with regard to the Company, UCG or UCG Acquisition. After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If payment for shares of Common Stock surrendered is to be paid to a person other than the registered holder of such shares, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer.

         Any portion of the Merger consideration remaining with the Exchange Agent six months after the Effective Time will be turned over to UCG Acquisition, after which time stockholders will be entitled to look, subject to applicable escheat and other similar laws, only to UCG Acquisition for payment for their shares of Common Stock.

         STOCKHOLDERS SHOULD NOT SURRENDER THEIR COMMON STOCK CERTIFICATES BEFORE RECEIVING TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT AND, ACCORDINGLY, SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

         Conditions to the Merger. Under the Merger Agreement, the obligations of both the Company and UCG and UCG Acquisition are subject to the satisfaction, at or before the Effective Time, of certain conditions or the waiver thereof. If any condition required to be satisfied by a party is not satisfied by such party, and is not waived by the other party, the Merger will not be consummated. Among such conditions are that, at or prior to the Effective Time, (i) the stockholders of the Company shall have duly approved the Merger Agreement; (ii) no final, nonappealable injunction or other order by any governmental entity which prevents the consummation of the Merger shall have been issued and remains in effect, and (iii) all necessary consents, authorizations and approvals shall have been obtained. Consummation of the Merger is not subject to the receipt of any state or federal approvals or authorizations.

         The obligation of UCG and UCG Acquisition to consummate the Merger is further subject to a number of additional conditions, any of which may be waived in whole or in part to the extent permitted by applicable law. These additional conditions are that, at or prior to the Effective Time, (i) all representations and warranties of the Company contained in the Merger Agreement shall continue to be true and correct; (ii) the Company shall have performed or complied with those actions, undertakings, covenants or agreements set forth in the Merger Agreement; (iii) shares held by stockholders exercising their right to dissent shall aggregate no more than 10 percent of the outstanding Common Stock; and
(iv) there shall have been no material adverse change in the business or financial condition of the Company.

         The obligation of the Company to complete the Merger is also subject to a number of additional conditions, any of which may be waived in whole or in part to the extent permitted by applicable law. These additional conditions are that, at or prior to the Effective Time, (i) all representations and warranties of UCG and UCG Acquisition contained in the Merger Agreement shall continue to be true and correct; (ii) UCG and UCG Acquisition shall have performed or complied with those actions, undertakings, covenants or agreements set forth in the Merger Agreement; and (iii) the Merger Consideration shall have been deposited with the Exchange Agent in accordance with the Merger Agreement.

         The representations and warranties made by both the Company and UCG and UCG Acquisition in the Merger Agreement include various representations and warranties typically found in such agreements. See Articles 2 and 3 of the Merger Agreement attached hereto as Exhibit I.

         Certain Covenants. With respect to the conduct of the Company's business prior to the Effective Time, the Company has agreed that it will not, among other things, (i) make any change in its Articles of Incorporation or Bylaws; (ii) issue or sell any shares of its capital stock, issue any other securities except upon conversion of the Company's outstanding Preferred Stock and conversion of options outstanding under the Company's Employee Incentive Stock Option Plans to Common Stock of the Company, or make any other changes in its capital structure; (iii) declare, pay or make any dividend with respect to, or purchase or redeem, any of the Common Stock; or (iv) enter into, amend, modify or terminate any material agreement, commitment or transaction other than in the ordinary course of business.

         The Company has also agreed that it will not directly or indirectly solicit, initiate, or participate in any discussions or proposals from any person other than UCG or any affiliate or associate of UCG relating to any merger with the Company or acquisition or purchase of all or a material amount of the Company's assets or capital stock, except that the Company and the Board of Directors can passively receive proposals from third parties and can provide information to, or participate in discussions or negotiations with, any party that has actually made a proposal and which the Board believes, in good faith, would be capable of effecting an acquisition of the Company on terms that are superior, from a financial point of view, to the transaction contemplated by the Merger Agreement. The Company has also agreed to notify UCG promptly of any such proposal or offer after it is made.

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the stockholders of the Company, (i) by the mutual written consent of the Company and UCG, (ii) by either the Company or UCG if the stockholders of the Company have not approved the Merger Agreement by August 31, 1996, (iii) by either the Company or UCG if the Merger has not been consummated by September 30, 1996, provided that such termination may not be effected by a party whose failure to fulfill any of its obligations under the Merger Agreement was the reason for such non-consummation, or (iv) by either the Company or UCG in the event of a material misrepresentation, material breach of warranty or breach of a material obligation by the other party. The Merger Agreement also provides that UCG may terminate the agreement if the Company's Board of Directors withdraws or modifies its recommendation of the Merger to the Company's stockholders. The Merger Agreement provides that the Company may terminate the agreement if a third party makes a bone fide tender offer or merger offer which the Company's Board of Directors determine offers a material economic improvement to the Company's stockholders when compared to the transaction contemplated by the Merger Agreement.

         In the event of termination of the Merger Agreement, neither party will have any liability to the other unless the termination results from a party's material breach of any representation, warranty covenant or obligation. In addition, in the event the Merger Agreement is terminated by the Company by reason of a breach by UCG, within two days after written demand UCG will pay the Company $3,000,000 in liquidated damages. In the event the Company's Board of Directors fail to recommend approval of the Merger Agreement to the Company's stockholders, or withdraws or modifies such recommendation, or if the members of the Board of Directors fail to vote shares owned by them in favor of the Merger Agreement, or if the Merger Agreement is terminated by reason of acceptance of a tender offer or merger offer described in the preceding paragraph, within two days after written demand the Company will pay UCG $1,000,000.

         Amendments to the Merger Agreement. The Merger Agreement may be amended, modified or supplemented at any time before the Effective Time by written agreement of the Company, UCG and UCG Acquisition. After approval of the Merger by the Company's stockholders, no amendment to the Merger Agreement which reduces the amount payable to the stockholders can be made without their approval.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of July 8, 1996, directors and executive officers of the Company beneficially owned, in the aggregate, 863,940 shares (29.7 percent) of the Company's outstanding Common Stock. Such directors and executive officers will receive an aggregate of approximately $3,360,727 for their shares of Common Stock upon consummation of the Merger, and are expected to vote for the Merger. Some of these executive officers and other employees of the Company may enter into new employment agreements with UCG Acquisition, but no such agreements have been entered into as of the date hereof.

         It is the Company's understanding that UCG has entered into an agreement with XATA Corporation for the sale of the assets of the Company's software services division (Payne & Associates) following Closing of the Merger Agreement. As part of this arrangement, the Company also understands that William G. Leonard, President and Chief Executive Officer of the Company, and Gary C. Thomas, Vice President and Chief Financial Officer of the Company, have entered into agreements to be employed by XATA Corporation in the event the Merger and that sale of assets are consummated.


FINANCING OF THE MERGER

         The total funds required to pay the Merger Consideration of approximately $3.89 per share for each outstanding share of Common Stock will be $12,000,000. UCG intends to finance this amount, and any amount necessary to pay transaction costs, with existing funds or, in whole or in part, with borrowed funds. Consummation of the Merger is not contingent upon UCG's ability to obtain borrowed funds.


FEDERAL INCOME TAX CONSEQUENCES

         The following is a general description of the federal income tax consequences of the Merger. However, it does not take into account the facts and circumstances of any particular stockholder of the Company. Each stockholder should consult his or her adviser about the specific tax consequences to him or her of the Merger, including the application and effect of state, local, foreign, and other tax laws.

         Except for shares acquired upon the exercise of stock options immediately prior to the Merger, stockholders will recognize gain or loss for federal income tax purposes measured by the difference between the tax basis of their shares and the cash received therefor. Such gain or loss will be treated as a capital gain or loss if the Company shares exchanged for cash are held as capital assets on the Effective Date. The receipt of cash pursuant to the exercise of dissenter's rights with respect to the Merger will be a taxable transaction to stockholders receiving such cash, and a dissenting stockholder will recognize gain or loss measured by the difference between the cash so received and such stockholder's tax basis in the Company shares exchanged therefor. Such gain or loss will be treated as a capital gain or loss if such shares are held as capital assets on the Effective Date.

         With respect to shares acquired upon exercise of stock options immediately prior to the Merger, stockholders will recognize income for federal tax purposes measured by the difference between their exercise price for the options and the cash received therefor. Such income will be treated as additional income to such stockholders taxable as ordinary income. Such income may be subject to federal income tax withholding.

         Under the backup withholding rules contained in the Internal Revenue Code, the Exchange Agent may be required to withhold 31 percent of the gross amount of any payments to certain stockholders. In order to avoid such backup withholding, each stockholder (other than corporations and other persons exempt from such backup withholding) should provide the Exchange Agent with a Form W-9 with such stockholder's taxpayer identification number (i.e., social security number or employer identification number) in accordance with instructions to be included in the Letter of Transmittal.

         THE FEDERAL INCOME TAX DISCUSSION IN THIS PROXY STATEMENT IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND OTHER TAX LAWS.


RIGHTS OF DISSENTING STOCKHOLDERS

         Pursuant to Sections 302A.471 and 302A.473 (the "Sections") of the Minnesota Business Corporation Act, holders of the Company's Common Stock are entitled to exercise dissenter's rights in connection with the Merger and obtain payment of the "fair value" of their Common Stock, provided that such stockholders comply with the requirements of the Sections. The following is a summary of the statutory procedures to be followed by holders of Common Stock electing to exercise their dissenter's rights in order to perfect such rights under the Sections and is qualified in its entirety by reference to the Sections, the full text of which is attached to this Proxy Statement as Exhibit
III. The Sections should be reviewed carefully by stockholders who wish to assert their dissenter's rights or who wish to preserve the right to do so, since failure to comply with those procedures will result in the loss of such dissenter's rights.

         Holders of the Company's Common Stock who elect to exercise dissenter's rights must satisfy each of the following conditions: (i) such holders must file with the Company before the taking of the vote with respect to the Merger written notice of their intention to demand payment of the fair value of their shares of Common Stock (this written notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against nor a failure to vote for the Merger will constitute such a notice within the meaning of the Sections), and (ii) such holders must not vote in favor of the Merger (a failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of such holder's dissenter's rights and will nullify any previously filed written notice of intent to demand payment). The Company will consider a signed proxy that is returned by a stockholder without indicating a direction as to how it should be voted as constituting such a waiver and a vote for the Merger. If the Merger is consummated, stockholders who fail to comply with either of these conditions will be entitled to receive approximately $3.89 per share in cash as provided in the Merger Agreement, but will have no dissenter's rights with respect to their shares.

         All written notices should be addressed to: Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, Attention: Secretary, should be filed before the taking of the vote on the Merger at the Special Meeting and should be executed by, or with the consent of, the holder of record. The notice must reasonably inform the Company of the identity of the stockholder and the intention of such stockholder to demand dissenter's rights. In the notice the stockholder's name should be stated as it appears on the stock certificates. A notice may be given by a beneficial owner of shares only if a written consent of the stockholder of record is submitted to the Company at the time of or prior to the assertion of the dissenter's rights.

         After a vote approving the Merger, the Company will give written notice to each stockholder who has filed a written notice of intent to exercise dissenter's rights and who did not vote in favor of the Merger setting forth the address to which a demand for payment and stock certificates must be sent by such stockholder in order to obtain payment, and the date by which they must be received. This notice shall also include a form for demanding payment to be completed by the stockholder and a request for certification of the date on which the stockholder (or the person on whose behalf the stockholder is asserting dissenter's rights) acquired beneficial ownership of the shares of Common Stock. Stockholders who fail to demand payment or deposit their stock certificates as required by the notice within 30 days after the notice is given will irrevocably forfeit their dissenter's rights and will be bound by the terms of the Merger.

         If a demand for payment and deposit of stock certificates is duly made by a stockholder who was a beneficial owner on or before June 21, 1996, the date of the first public announcement of the Merger (the "Public Announcement Date"), then upon the Effective Date or the receipt of the demand, whichever is later, the Company will pay the stockholder an amount which the Company estimates to be the fair value of the shares of Common Stock, with interest, if any. For the purpose of a stockholder's dissenter's rights under the Sections, "fair value" means the value of the shares of Common Stock immediately before the Effective Date and "interest" means interest commencing five days after the Effective Date until the date of payment at the rate provided in the Sections.

         The Company may withhold its remittance with respect to shares of Common Stock for which the stockholder demanding payment was not the beneficial owner on the Public Announcement Date. Following the Effective Date, the Company shall mail to each such stockholder which has validly demanded payment its estimate of the fair value of such stockholder's shares of Common Stock and offer to pay this amount, with interest, if any, to the stockholder upon receipt of such stockholder's agreement to accept this amount in full satisfaction. If such stockholder believes that the Company's offer is for less than the fair value of the shares of Common Stock, with interest, if any, such stockholder must give written notice to the Company of his or her own estimate of the fair value of the shares of Common Stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company's offer. If the stockholder fails to make this demand within the 30-day time period, such stockholder shall be entitled only to the amount offered by the Company.

         If the Company and the stockholder (including both a stockholder who purchased shares of Common Stock prior to the Public Announcement Date and a stockholder who purchased shares of Common Stock after the Public Announcement Date who have complied with their respective demand requirements) cannot settle the stockholder's demand within 60 days after the Company receives the stockholder's estimate of the fair value of his or her shares of Common Stock, then the Company shall file an action in a court of competent jurisdiction in Ramsey County, Minnesota, requesting that the court determine the fair value of Common Stock, with interest, if any. All stockholders whose demands are not settled within the applicable 60-day settlement period shall be made parties to this proceeding.

         After notice to the stockholder, the court shall institute proceedings to determine the fair value of the shares of Common Stock. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. The court shall determine the fair value of the shares of Common Stock, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares of Common Stock as determined by the court is binding on all stockholders. If the court determines that the fair value of the shares of Common Stock is in excess of the amount, if any, which the Company has remitted to the dissenting stockholders, then the court will enter a judgment in favor of the dissenting stockholders in an amount equal to such excess, plus interest.

         Costs of the court proceeding shall be determined by the court and assessed against the Company except that part or all of these costs may be assessed against stockholders whose action in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

         If the court finds that the Company did not substantially comply with the Sections, the court may assess the fees and expenses, if any, of attorneys or experts against the Company. Such fees and expenses may also be assessed against any party if the court finds that such party has acted arbitrarily, vexatiously or not in good faith.


           BUSINESS OF UNITED COMMUNICATIONS GROUP LIMITED PARTNERSHIP

         United Communications Group Limited Partnership (UCG) is a Maryland limited partnership with 225 employees, headquartered in Rockville, Maryland. UCG has additional offices in Lakewood, New Jersey, and Needham, Massachusetts. UCG is an information provider to the energy, telecommunications, healthcare, mortgage banking, government contracting and defense, and computer industries. UCG publishes over 70 print products, including over 50 newsletters, provides online information and other database products, and holds over 100 conferences and training seminars annually. UCG's customers number in the hundreds of thousands worldwide, including many Fortune 500 companies. UCG has won more awards given by the Newsletter Publishers Association for editorial/content excellence than any other company.

         Founded in 1977, UCG has made over 20 acquisitions in its 19 year history. These acquisitions have included the Center for Communications Management Information from McGraw-Hill in 1990, the ECHO Network from Bell Canada in 1991, and the National Information Data Center from NRP in 1993. The executive offices of UCG are located at 11300 Rockville Pike, Suite 1100, Rockville, Maryland 20852-3030, and its telephone number is (301) 816-8950.


                             BUSINESS OF THE COMPANY

         Computer Petroleum Corporation is in the business of providing information and customized news, market analysis and commentary to the petroleum and transportation markets through an electronic information network. The Company gathers, stores, customizes and redistributes petroleum market information to meet particular customer needs, primarily in segments of the petroleum industry. Over 3,600 customers are served, including many of the world's largest oil companies such as Shell, Exxon, Texaco and British Petroleum. Other customers include the United States government, the American Automobile Association, and many petroleum distributors and customers.

         The Company was incorporated in 1979 as a regional petroleum price information business and has since expanded to become a national provider of retail and wholesale price information, cash-market prices, futures market news, market trends and projections, truckstop prices, on-line historical data, customized software and custom-programmed pricing studies. The Company does not trade in energy products.


                          MARKET PRICES OF COMMON STOCK

         Since May 21, 1991, the Company's Common Stock has been traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) system under the symbol CPCO. The following table displays the high and low bid prices as reported by NASDAQ for the fiscal quarters during fiscal years ended January 31, 1997, 1996 and 1995. NASDAQ quotations are interdealer prices without adjustment for retail mark-up, markdown or commissions, and may not necessarily represent actual transactions.


                                               Fiscal 1997             Fiscal 1996              Fiscal 1995
                                           High          Low        High         Low        High           Low
                                           ----          ---        ----         ---        ----           ---
First Quarter......................        2 1/4          1           2         1 1/4       1 3/4          3/4
Second Quarter ...................                                 1 3/4         1         1 1/2           1
     (through July 8, 1996).......        3 5/8        1 1/2
Third Quarter......................          -            -           2           1         1 1/2           1
Fourth Quarter.....................          -            -         1 3/4       1 1/4         2             1



         On June 20, 1996, the date preceding the day the Merger Agreement was publicly announced, the high and low bid prices of the Company's Common Stock as reported by NASDAQ were $3.00 per share and $2.50 per share, respectively.

         STOCKHOLDERS. As of July 8, 1996, there were approximately 63 record holders of the Company's Common Stock and an estimated 500 beneficial owners whose shares were held by nominees or broker dealers.

         DIVIDENDS. The holders of Common Stock and preferred stock are entitled to receive dividends when and as declared by the Board of Directors. Since its incorporation, the Company has not paid any dividends on its Common Stock. Holders of preferred stock are entitled to dividends of $.10 per share per annum, payable semi-annually on March 15 and September 15. A $.05 per share dividend was paid to holders of preferred stock on March 15, 1996. No Common Stock dividend payments are contemplated in the foreseeable future.


                             SELECTED FINANCIAL DATA

         The following selected financial data for the five years ended January 31, 1996 have been derived from the Company's Annual Report to Stockholders for the year ended January 31, 1996, a copy of which accompanies this Proxy Statement. The following selected financial data for the three-month periods ended April 30, 1995 and 1996 have been derived from the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996, a copy of which accompanies this Proxy Statement:

                                                 YEARS ENDED JANUARY 31

                             1996           1995         1994           1993          1992
                             ----           ----         ----           ----          ----

Revenues                 $ 4,409,308   $ 3,927,786   $ 3,064,772    $ 2,761,824    $ 2,897,270
Net Income (Loss)              7,100           937      (558,399)      (621,538)        47,847
Net Income (Loss)
 Per Common Share               --            --            (.20)          (.21)          .02
Total Assets               2,728,316     2,303,872     2,050,685      2,768,664      2,726,316
Long-Term Debt               326,565       345,539       241,960        291,744          5,751
Stockholders' Equity       1,536,077     1,444,227     1,443,290      2,031,689      2,553,227
Book Value
 Per Common Share               .529          .497          .497           .702           .906


                                          THREE MONTHS ENDED APRIL 30
                                          ---------------------------
                                               1996        1995
                                               ----         ----

Revenues                                    $1,272,521   $1,060,888
Net Income                                     100,914       10,573
Net Income
 Per Common Share                                 0.03         0.00
Total Assets                                 2,741,185    2,270,898
Long-term Debt                                 312,930      311,085
Stockholders' Equity                         2,741,185    1,454,800
Book Value
 Per Common Share                                 .562         .501



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of July 8, 1996 by each person known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, by each director and executive officer, and by all directors and executive officers as a group, and the percentage of outstanding shares so owned at that time:

         NAME AND ADDRESS           AMOUNT OF NATURE OF       PERCENT
         OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP      OF CLASS
         -------------------        --------------------      --------

         Charles G. Schiefelbein           604,800              20.8
         2920 Norwest Center
         90 South Seventh Street
         Minneapolis, MN 55402

         Cherry Tree Ventures II(1)        485,315              16.7
         1400 Northland Plaza
         3800 West 80th Street
         Minneapolis, MN 55431

         Ronald A. Brandow                 339,972              11.7
         10681 Haddington
         Houston, TX 77043

         Winton Family Partnerships(2)     310,001              10.7
         1910 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402

         Parship River Company             224,199               7.7
         c/o Winton Partners
         4422 IDS Center
         80 South Eighth Street
         Minneapolis, MN 55402

         Bruce C. Huber(3)                  48,590               1.7
         Anton J. Christianson(4)           30,887               1.1
         Charles M. Osborne                  1,000                *
         William G. Leonard(5)             156,800               5.4
         All directors and officers as
         a group (7 persons)(5)            863,940              29.7

- - --------------------
*Less than one percent.

(1) Anton J. Christianson, a director of the Company, is one of two Managing General Partners of Cherry Tree Ventures II.

(2)      Includes 156,918, 116,326, 27,678, 5,030 and 4,049 shares, respectively, owned by Reynolds Creek Limited Partnership, Sutter Creek Limited Partnership, Table River Limited Partnership, Kerry Lake Company and Winton Associates, all of which have the same general partner.

(3) Excludes shares of Piper Jaffray Companies, Inc. and related entity Piper, Jaffray & Hopwood investors. Mr. Huber is a Managing Director of Piper Jaffray Companies, Inc.

(4) Excludes shares of Cherry Tree Ventures II, of which Mr. Christianson is one of two Managing General Partners.

(5) Includes shares deemed beneficially owned by virtue of the right to acquire them within 60 days pursuant to exercise of options granted under the Company's Incentive Stock Option Plan as follows: Mr. Leonard
         - 112,250 shares; all directors and officers as a group - 127,500 shares.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of McGladrey and Pullen, LLP has been retained by the Company since 1994 to examine the Company's accounts, and to perform other appropriate accounting services. Representatives of the firm are not expected to attend the Special Meeting.


                                  OTHER MATTERS

         As of the date of this statement, management of the Company has no knowledge of any other business which will be presented for consideration at the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         It is not now anticipated that there will be an annual meeting in 1996. However, if the Merger is not consummated, an annual meeting will be held later in 1996, and stockholder proposals will be submitted if received within a reasonable period of time before the meeting.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended January 31, 1996;

         (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996; and

         (c) All other reports filed by the Company pursuant to Section 13 or 15 of the Securities Exchange Act of 1934 since January 31, 1996.

         The Company will provide without charge to each stockholder, upon written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Proxy Statement incorporates. Requests for such copies should be directed to Mr. William G. Leonard, President and Chief Executive Officer, Computer Petroleum Corporation, World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, telephone number (612) 225-9550.



                                                                       EXHIBIT I



                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                         COMPUTER PETROLEUM CORPORATION


                                       AND


                 UNITED COMMUNICATIONS GROUP LIMITED PARTNERSHIP


                                       AND


                              UCG ACQUISITION CORP.








                              DATED: JUNE 21, 1996




                                TABLE OF CONTENTS


         1.       The Merger.                                                  1
                  1.1      Terms of the Merger                                 1
                  1.2      Merger Consideration and Conversion of Shares       2
                  1.3      Exchange of Certificates                            3
                  1.4      Further Assurances                                  4
                  1.5      Board of Directors                                  4
                  1.6      Dissenter's Rights; Effect of Acceptance of the
                             Merger Consideration                              5
                  1.7      Stock Options                                       5
                  1.8      Transaction Costs                                   6

         2.       Representations, Warranties and Covenants of CPC             6
                  2.1      Organization and Qualification                      6
                  2.2      Jurisdictions of Qualification                      6
                  2.3      Corporate Power and Authority                       6
                  2.4      No Subsidiaries or Other Investments or Interests   7
                  2.5      Capitalization                                      7
                  2.6      Reports                                             8
                  2.7      Consents and Approvals; No Violation                8
                  2.8      Brokerage Fees and Commissions                      9
                  2.9      Events Subsequent to February 1, 1996               9
                  2.10     Intellectual Property                              11
                  2.11     Real Property                                      11
                  2.12     Personal Property                                  11
                  2.13     Real and Personal Property Leases                  11
                  2.14     Litigation                                         11
                  2.15     Contracts, Lease and Agreement                     11
                  2.16     Compliance with Applicable Law                     12
                  2.17     Guarantees                                         12
                  2.18     ERISA Compliance                                   12
                  2.19     Labor and Employment-Related Matters               13
                  2.20     Insurance                                          13
                  2.21     Environmental Matters                              14
                  2.22     Absence of Undisclosed Liabilities                 14
                  2.23     Tax Matters                                        14
                  2.24     No Material Adverse Change                         15
                  2.25     Related Transactions                               15
                  2.26     Disclosure                                         15

         3.       Representations, Warranties and Covenants of
                    Buyer and Sub                                             15
                  3.1      Organization; Qualification                        15
                  3.2      Authority Relative to the Merger Agreements        15
                  3.3      No Conflicts; Consents                             16
                  3.4      Disclosure Materials                               16
                  3.5      Finder's Fees                                      16
                  3.6      Financing.                                         17
                  3.7      Required Action                                    17
         4.       Covenants of the Parties                                    17
                  4.1      Conduct of Business of CPC                         17
                  4.2      Customer Contact                                   19
                  4.3      No Solicitation                                    19
                  4.4      Best Efforts                                       19
                  4.5      Benefit Plans                                      20
                  4.6      Supplemental Information and Documents             21
                  4.7      Proxy Materials                                    21

         5.       Conditions to Closing.                                      22
                  5.1      Conditions Precedent to Obligations of
                             Buyer and Sub                                    22
                  5.2      Conditions Precedent to Obligations of CPC         24
                  5.3      Conditions Precedent to Obligations of
                             Each Party                                       25

         6.       Termination; Amendment                                      26
                  6.1      Termination                                        26
                  6.2      Effect of Termination                              27
                  6.3      Amendment, Waiver, Etc                             27

         7.       Closing  28
                  7.1      Deliveries to the Exchange Agent                   28
                  7.2      Deliveries by Buyer and Sub                        28
                  7.3      Deliveries by CPC                                  28
         8.       Miscellaneous.                                              29
                  8.1      Governing Law; Jurisdiction                        29
                  8.2      Counterparts                                       29
                  8.3      Interpretation                                     29
                  8.4      Entire Agreement                                   29
                  8.5      Severability                                       29
                  8.6      Notices                                            29
                  8.8      Press Releases                                     30
                  8.9      Remedies Cumulative                                30
                  8.10     No Construction Against Drafter                    30
                  8.11     Parties in Interest                                31
                  8.12     Indemnification                                    31
                  8.13     Expenses                                           32


         Schedules



                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger ("Agreement"), effective as of June 21, 1996, 1996, is among Computer Petroleum Corporation, a Minnesota corporation ("CPC"), United Communications Group Limited Partnership, a Maryland limited partnership, ("Buyer"), and UCG Acquisition Corp., a Maryland corporation which is a wholly owned subsidiary of Buyer ("Sub").


                                    RECITALS

         Buyer and the Boards of Directors of each of Sub and CPC have deemed it advisable and in the best interests of their respective companies and such companies' shareholders that CPC be merged with and into Sub (the "Merger") with CPC thereby becoming a wholly owned subsidiary of Buyer, and, accordingly, have approved this Agreement.

         The parties agree as follows:

         1.       The Merger.

                  1.1.  Terms of the Merger.

                           (a) At the Effective Time (i) CPC shall be merged
                  with and into Sub as the surviving corporation (the "Surviving Corporation"), and the separate existence of CPC shall cease,
                  (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation, and
                  (iii) the By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation. Sub and CPC are sometimes referred to herein as the "Constituent Corporations."

                           (b) Upon the effectiveness of the Merger, all of the
                  property, rights, privileges, powers and franchises of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all claims, liabilities, demands, property and other interests shall be vested in the Surviving Corporation all as provided in Section 302A.641 of the Minnesota Business Corporation Act and Section 3.114 of the Maryland General Corporation Law.

                           (c) The directors of Sub at the Effective Time shall
                  be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                           (d) The officers of CPC at the Effective Time shall
                  be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                           (e) The closing of the Merger (the "Closing") will
                  occur on (i) the day on which the last of the conditions to the Closing is satisfied or duly waived or (ii) a different date mutually agreeable to the parties. The date on which the Closing occurs will be referred to as the "Closing Date."

                           (f) Simultaneously with the Closing, CPC, Buyer and
                  Sub (i) will execute and file all required certificates and documents with the appropriate governmental agencies or authorities, and (ii) will take all such other actions as may be required under applicable law to make the Merger effective. The time at which the Merger shall be effective in accordance with the Articles of Merger shall be the "Effective Time."

                  1.2  Merger Consideration and Conversion of Shares.

                           (a) For purposes of this Agreement, the following
                  terms will have the following meanings:

                                    (i) "CPC Common Stock" means the shares of
                           common stock of CPC.

                                    (ii) "Outstanding CPC Common Stock" means
                           the number of shares of outstanding CPC Common Stock at the Effective Time of the Merger, including CPC preferred stock converted to CPC Common Stock pursuant to Section 1.5(d) and CPC Common Stock issued in respect of Common Stock Options pursuant to
                           Section 1.7.

                                    (iii) "Price Per Share" means the Merger
                           Consideration divided by the number of shares of Outstanding CPC Common Stock.

                                    (iv) "Merger Consideration" means the sum of
                           $12,000,000 in cash.

                           (b) The consideration to be paid by Buyer in the
                  Merger will be paid in currency of the United States of America. In exchange for all of the shares of Outstanding CPC Common Stock, Buyer will make payment pursuant to Section 1.3 to each holder of Outstanding CPC Common Stock equal to the product of the number of shares of Outstanding CPC Common Stock transferred by such holder to Sub multiplied by the Price Per Share.

                           (c) Except as otherwise provided, at the Effective
                  Time of the Merger, each share of Outstanding CPC Common Stock will be cancelled and retired and will cease to exist and will be converted into a right to receive the Price Per Share.

                           (d) All shares of CPC Common Stock that are owned by
                  the Buyer or Sub, or any affiliate of Buyer or Sub, shall be cancelled and retired for no value and shall cease to exist and no consideration shall be delivered in exchange therefor.

                           (e) By virtue of the Merger and without any further
                  action, every share of Outstanding CPC Common Stock, every share of preferred stock, every option, whether exercised or unexercised, or right to convert into or to acquire any shares of CPC Common Stock, outstanding as of the Effective Time of the Merger, unless otherwise specifically provided for in
                  Section 1.6, will be cancelled and retired and will cease to exist and will not be converted into stock or other securities, or the right to acquire stock or other securities, of the Surviving Corporation or into cash or the right to receive cash other than the Merger Consideration.

                  1.3 Exchange of Certificates.

                           (a) Buyer has designated Norwest Bank Minnesota, N.
                  A. as exchange agent (the "Exchange Agent") in connection with the Merger. The actions of the Exchange Agent, and the exchange of any certificate representing shares of Outstanding CPC Common Stock ("Certificate" or "Certificates") will be governed by the terms and conditions of an Exchange Agreement among Buyer, CPC and the Exchange Agent, in substantially the form attached hereto as Exhibit 1.3(a) (the "Exchange Agreement").

                           (b) Until surrendered and exchanged in accordance
                  with the Exchange Agreement, each Certificate will, after the Effective Time of the Merger, represent solely the right to receive the portion of the Merger Consideration for the number of shares of Outstanding CPC Common Stock evidenced by such Certificate and will have no other rights. From and after the Effective Time of the Merger, the Surviving Corporation will be entitled to treat any Certificate that has not yet been surrendered for exchange as having been exchanged, notwithstanding any failure to surrender such Certificate.

                           (c) No interest will accrue or be payable on any
                  Merger Consideration.

                           (d) At the Effective Time of the Merger, the stock
                  transfer books of CPC will be closed and no transfer of shares of Outstanding CPC Common Stock will thereafter be made. If, after the Effective Time of the Merger, any Certificate representing any such shares is presented, it will be cancelled, retired and exchanged as provided in this Agreement.

                  1.4 Further Assurances. Each party and its officers and directors will execute and deliver all proper documents and do all things necessary or proper to vest title in any property or rights of CPC in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  1.5 Board of Directors. As soon as practicable after the date of this Agreement, CPC, acting through its Board of Directors, will:

                           (a) give notice of and hold a meeting of its
                  shareholders, or otherwise solicit the requisite consent of such shareholders, for the purpose of adopting and approving this Agreement and all agreements and documents executed and/or delivered in connection with this Agreement or the Merger (collectively, including this Agreement, the "Merger Agreements"), the Merger and the other transactions contemplated by the Merger Agreements (the "Transactions");

                           (b) recommend, through its Board of Directors, such
                  shareholder approval;

                           (c) use its best efforts to obtain the necessary vote
                  or written consent of its shareholders required by applicable law in favor of adoption and approval of the Merger Agreements and the Transactions (and all shares of Outstanding CPC Common Stock owned or controlled by current members of the Board of Directors of CPC will be voted in favor of the Merger at such shareholders meeting). The names of the current directors, the names of the beneficial owners and the number of shares of CPC Common Stock owned or controlled by such directors are shown on Schedule 1.5; and

                           (d) convert all outstanding Preferred Stock into CPC
                  Common Stock or, at CPC's option, redeem such Preferred Stock according to its terms; an amount equal to any amount paid by CPC in such redemption shall be deducted from the Merger Consideration.

                  1.6 Dissenters' Rights; Effect of Acceptance of the Merger Consideration.

                           (a) Notwithstanding anything to the contrary in this
                  Agreement, any shares of Outstanding CPC Common Stock outstanding immediately prior to the Effective Time of the Merger held by a holder who has demanded and perfected the right, if any, for appraisal of such shares in accordance with applicable law and who, as of the Effective Time of the Merger, has not effectively withdrawn or lost such right to such appraisal will not be converted into or represent a right to receive the Merger Consideration, but such holder will be entitled only to such rights as are granted by applicable law, and the Merger Consideration will be reduced by an amount equal to the Price Per Share times the number of the shares of Outstanding CPC Common Stock as to which the dissenters right is exercised.

                           (b) CPC will give Buyer prompt written notice of any
                  documents or communications served pursuant to applicable law or otherwise received by CPC relating to any shareholder's rights of appraisal or dissent.

                           (c) CPC will not, except with the prior written
                  consent of Buyer or as required by applicable law, make any payment with respect to any demands for appraisals of any shares of Outstanding CPC Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                           (d) By voting for the Merger or by voting against the
                  Merger and not demanding and perfecting any appraisal or dissenters' rights and accepting any of the Merger Consideration, a shareholder of CPC will be deemed to have adopted and approved the terms and conditions of the Merger Agreements.

                  1.7. Stock Options. Prior to the Effective Time, the Board of Directors of CPC (or, if appropriate, any committee of the Board administering the Stock Option Plans) shall adopt such resolutions and take such other actions as are necessary to convert all outstanding stock options to purchase CPC Common Stock ("Options") heretofore granted to employees under any stock option plan, program or arrangement of CPC, whether or not currently fully exercisable (all such stock option plans, employee stock purchase plans, programs and arrangements collectively referred to herein as "Stock Option Plans") to duly authorized, validly issued, fully paid and nonassessable CPC Common Stock, on a conversion basis of approximately one-half share of CPC Common Stock for each one option to purchase one share. All such options shall be cancelled upon conversion to CPC Common Stock, the Stock Option Plans shall terminate as of date of Closing, and no holder of an option or any participant in any Stock Option Plan shall have any right thereafter to acquire equity securities of CPC thereunder.

                  1.8 Transaction Costs. The Buyer acknowledges that CPC is and will be indebted for certain fees, costs and expenses relating to the transactions contemplated by this Agreement, including fees and expenses of CPC's investment banker as provided in an agreement dated March 6, 1996, fees and expenses of legal counsel, incentive compensation due certain officers upon completion of the Transactions, retirement of debt, severance payments to certain employees of CPC pursuant to a Severance Plan, and SEC filing, proxy statement, proxy solicitation, and related costs in an aggregate amount not exceeding $1,542,250, not including severance payments payable pursuant to the Severance Plan approved by the CPC Board of Directors on June 21, 1996 (the "Transaction Costs"). Each of the Transaction Costs is described on Schedule 1.8, including best efforts estimates of those costs not currently ascertainable. A copy of any contract with respect to a Transaction Cost has been forwarded to Buyer. The Buyer will pay all of CPC's Transaction Costs, and shall pay the same, except for severance payments for certain employees not yet due under the Severance Plan, on or before the Effective Time, or, at Buyer's option, shall make available to CPC on or before the Effective Time, pursuant to a loan or advance, cash in an aggregate amount necessary to pay such Transaction Costs and shall take no action which would prevent or interfere with payment of such Transaction Costs.

         2. Representations, Warranties and Covenants of CPC. CPC represents, warrants and covenants to Buyer and Sub that the statements made in this Section 2 are correct and complete as of the date of this Agreement and shall be deemed to be correct and complete as of the Effective Time.

                  2.1 Organization and Qualification. CPC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Minnesota and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as proposed to be conducted. CPC is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except where failure to qualify would not have a material adverse effect on the financial condition or results of operations of CPC.

                  2.2 Jurisdictions of Qualification. Schedule 2.2 attached hereto is a true and complete list of each jurisdiction in which CPC is qualified or licensed to do business.

                  2.3 Corporate Power and Authority. CPC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CPC and the consummation by CPC of the transactions contemplated hereby have been duly authorized by the Board of Directors of CPC and, other than approval by the shareholders of CPC, no other corporate proceedings on the part of CPC are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CPC and, assuming this Agreement constitutes a valid and binding obligation of the Buyer and Sub, this Agreement constitutes the legal, valid and binding obligation of CPC, enforceable against it in accordance with its terms.

                  2.4 No Subsidiaries or Other Investments or Interests. Except as described on Schedule 2.4, CPC does not have or own, or have any right to acquire, directly or indirectly, any securities or other direct or indirect ownership or other interest in any corporation or other entity.

                  2.5  Capitalization.

                           (a) The authorized capital stock of CPC consists of
                  22,058,600 shares of CPC Common Stock, par value $.01 per share, 2,904,009 shares of which were issued and outstanding at June 1, 1996 and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which as of June 1, 1996 75,000 non-voting convertible shares were issued and outstanding.

                           (b) All the outstanding shares of CPC capital stock
                  are duly authorized, validly issued, fully paid, nonassessable and free of and not issued in violation of preemptive rights.

                           (c) To CPC's knowledge, Schedule 2.5(c) attached
                  hereto lists all persons or entities who beneficially own 5% or more of the issued and outstanding shares of CPC Common Stock.

                           (d) Since June 1, 1996, CPC has not issued any shares
                  of CPC Common Stock or Preferred Stock.

                           (e) There are no voting trusts or other agreements or
                  understandings to which CPC is a party or of which CPC has knowledge with respect to the voting of any of the capital stock of CPC. As of June 1, 1996, 250,000 shares of Common Stock were reserved for issuance under CPC's Employee Stock Option Plans, and 200,000 shares of Common Stock were reserved for issuance under CPC's Employee Stock Purchase Plan. As of such date, options to purchase 197,400 shares of Common Stock were outstanding. Except as set forth above, there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating CPC to issue any additional shares of Common Stock or any other shares of capital stock of CPC or any other securities convertible into or evidencing the right to subscribe for any such shares.

                  2.6 Reports.

                           (a) Since June 1, 1991, CPC has duly filed all
                  required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder (collectively, the "SEC Reports"). None of the SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (b) The balance sheets and the related statements of
                  operations and statements of cash flow (including the related notes thereto) of CPC included in the SEC Reports fairly present the financial position of CPC as of their respective dates, and the results of operations and changes in financial position for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), except as otherwise noted therein, and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

                  2.7 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by CPC nor the consummation by CPC of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of CPC; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) pursuant to the applicable requirements of the Securities Act and the Exchange Act, or (B) except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the consummation of the transactions contemplated hereby; (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CPC, or
         (iv) conflict with or result in a breach or termination of any provision of, or constitute a default under or give rise to a right of termination under or result in the creation of any lien, charge or encumbrance upon any of its properties or assets pursuant to any mortgage, deed of trust, indenture or contract, agreement, instrument, order, judgment, decree, lien or other transaction to which CPC is a party or by which it or its properties are bound.

                  2.8 Brokerage Fees and Commissions. Except for those fees and expenses payable to Greene Holcomb & Lannin, LLC, CPC represents and warrants to the Buyer that no person or entity is entitled to receive from CPC any investment banking, brokerage or finder's fee in connection with this Agreement or the Transactions contemplated hereby based upon arrangements made by or on behalf of CPC.

                  2.9 Events Subsequent to February 1, 1996. Except as described on Schedule 2.9 or related to transactions involving the Buyer, since February 1, 1996, CPC has operated its business in the ordinary course and there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of CPC. Without limiting the foregoing since February 1, 1996:

                                    (i) CPC has not sold, leased, transferred,
                           or assigned any asset, tangible or intangible, for more than $10,000, other than services or products in the ordinary course of business;

                                    (ii) CPC has not entered into any agreement,
                           contract, lease, or license (or series of related agreements, contracts, leases, and licenses) requiring payment by CPC of more than $25,000 annual value, or other than in the ordinary course of business except as described on Schedule 2.9(ii);

                                    (iii) no party (including CPC) has
                           accelerated, terminated, modified, or canceled or given notice of intent to cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), nor does CPC have knowledge of the intent of any party to take any such action, with respect to any agreement, contract, lease or license involving more than $25,000 annual value to which CPC is a party or by which it is bound except as described on Schedule 2.9(iii);

                                    (iv) CPC has not imposed any security
                           interest upon or otherwise encumbered any of its assets, tangible or intangible;

                                    (v) CPC has not made any capital expenditure
                           (or series of related capital expenditures) involving more than $25,000;

                                    (vi) CPC has not issued any note, bond, or
                           other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate;

                                    (vii) CPC has not granted any license or
                           sublicense of any rights under or with respect to any intellectual property, except as described on
                           Schedule 2.9(vii);

                                    (viii) CPC has not made any loan to, or
                           entered into any other transaction with, any of its directors, officers, and employees , except as described on Schedule 2.9(viii);

                                    (ix) CPC has not granted any increase in the
                           base compensation of any of its directors, officers, and employees, except as described on Schedule 2.9(ix);

                                    (x) CPC has not adopted, amended, modified,
                           or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees, except as described on Schedule 2.9(x);

                                    (xi) except as described on Schedule
                           2.9(xi) CPC has not declared on or in respect of its capital stock or declared or made any other distribution to its stockholders or made any direct or indirect redemption, purchase, or other acquisition of its capital stock;

                                    (xii) CPC has not made any change in its
                           accounting methods or practices;

                                    (xiii) has not paid any liability before it
                           becomes due in accordance with its terms or otherwise than in the ordinary course of business, except as provided on Schedule 2.9(xiii); and

                                    (xiv) except as provided in Section 1.5(d)
                           and 1.7, CPC has not and will not redeem, purchase or otherwise acquire any capital stock or other equity interest of CPC, including without limitation preferred stock or stock options.

                  2.10 Intellectual Property. CPC owns or has the right to use pursuant to license, sublicense, agreement, or permission all intellectual property used in the operation of the business of CPC as presently conducted, and there is no pending or threatened challenge to CPC's ownership or right to use any of the foregoing. CPC has no knowledge that any intellectual property right of any person conflicts with or infringes upon any intellectual property right of CPC. Except as disclosed on Schedule 2.10, there are no royalties, honoraria, fees or other payments payable by CPC to any person by reason of the ownership, use, license, sale or disposition of CPC's intellectual property. Except as disclosed on Schedule 2.10, CPC has not received from or sent to any third party any communication with respect to infringement of any intellectual property right or any other claim by any person with respect to any proprietary rights used by CPC. Schedule
         2.10 contains a true and complete list of all applications, filing or other formal actions made or taken pursuant to applicable laws by CPC to perfect or protect its interest in its intellectual property rights.

                  2.11 Real Property. CPC does not own or have any right to acquire any real property.

                  2.12 Personal Property.

                           (a) Except as disclosed on Schedule 2.12(a), CPC has
                  good and marketable title to, and the right to use, all of the personal property reflected in the audited January 31, 1996 financial statements of CPC, or acquired since the date of such financial statements, free and clear of all liens, security interests, charges and claims. Personal property acquired since January 31, 1996 is described on Schedule 2.12(a).

                           (b) CPC's personal property, is in good operating
                  condition and repair, ordinary wear and tear excepted.

                  2.13 Real and Personal Property Leases. Schedule 2.13 attached hereto is a true and complete list of all leases of real or personal property to which CPC is a party, whether as lessor or lessee.

                  2.14 Litigation. Except as disclosed on Schedule 2.14, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation pending or threatened and CPC does not have any knowledge of an event that reasonably can be expected to result in any of the above.

                  2.15 Contracts, Lease and Agreement. Except as disclosed on
         Schedule 2.15, all contracts to which CPC is a party are valid and binding and in full force and effect and the parties to such contracts (including CPC) have performed in all material respects all obligations required to be performed by them under such contracts. There are no defaults thereunder or events which with notice or the passage of time would constitute a default by CPC or by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained. Neither the execution of this Agreement nor the Closing of the Transactions will constitute a default under or breach of any such contract, lease or agreement.

                  2.16 Compliance with Applicable Law. The business and activities of CPC (a) are presently being conducted in compliance with all requirements of law and all requirements of any governmental entities having jurisdiction over CPC, its business or activity and (b) were not conducted in violation of any of such laws or such requirements within the past five years. CPC has not failed to file with any governmental entity or other third party any statement, report, information or form required by applicable law, regulation order, license or permit. CPC has not, within the past five years, received a notice of violation of, been threatened with a charge of violating, or been under investigation with respect to a possible violation of, any provision of any requirement, law, regulation, order or decree of any governmental entity which has not been complied with, rescinded or resolved. No investigation or review by any governmental entity concerning any such possible violation by CPC is pending or, threatened, nor has any governmental entity indicated an intention to conduct the same.

                  2.17 Guarantees. CPC does not have any power of attorney outstanding or any obligation or liability as guarantor, surety, cosigner, endorser, co-maker, indemnitor or in any other capacity in respect to the obligations of any person, corporation, partnership, joint venture, association, organization or other entity.

                  2.18 ERISA Compliance.

                           (a) Schedule 2.18(a) attached hereto contains a list
                  of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding, whether or not legally binding, providing benefits to any current or former employee, officer or director of CPC, or maintained or contributed to by CPC for the benefit of any employee, officer or director of CPC currently (collectively, "Benefit Plans").

                           (b) Each Benefit Plan and all related trust or other
                  agreements conform in form and operation to, and comply with, all applicable laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed.

                           (c) Except as described in Section 1.7, CPC has not
                  announced a plan to create or amend, nor does it have any legally binding commitment to create or amend, any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

                  2.19 Labor and Employment-Related Matters.

                           (a) Except as set forth in Schedule 2.19(a) attached
                  hereto, CPC is in compliance with all federal, state or local laws respecting employment and employment practices, terms and conditions of employment and wages and hours applicable to its business, and there are no arrears in the payment of wages, taxes, unemployment insurance contributions or workers' compensation assessments or penalties.

                           (b) None of the employees of CPC is represented by
                  any labor union. Except as set forth on Schedule 2.19, there is no pending litigation or other proceeding against CPC by any employee or group of employees of CPC, including, without limitation, claims for contract, tort, discrimination, employee benefits, wrongful termination or any common law or statutory claims.

                           (c) CPC has provided Buyer with a true and complete
                  list of the payroll of CPC as of June 15, 1996 and will provide Buyer with a revised list as of the Effective Time of the Merger. Except as set forth on Schedule 2.19 attached hereto, CPC has not entered into any agreement, made any representation or taken any action that could cause any of its employees to be terminable other than at-will, with or without cause, or to be terminable only upon or with the incurrence or payment of any severance or other obligation or liability, except as provided generally to employees pursuant to applicable state or federal law.

                  2.20 Insurance. Schedule 2.20 attached hereto is a true and complete list of all policies of liability, fire, workers' compensation and other forms of insurance owned or held by or for the benefit of CPC or its properties or assets, including, without limitation, any self insurance, specifying any notice or other information possessed by CPC regarding possible claims under, cancellation of or premium increases thereon. All current premiums have been paid with respect to all of such policies. Each of such policies is underwritten by unaffiliated insurers, is sufficient for all applicable requirements of law and provides insurance, including, without limitation, liability and products' liability insurance, in such amounts and against such risks as is customary for companies engaged in similar business to protect their properties, assets, business and operations.

                  2.21 Environmental Matters. There is no past or present violation of, and there is no pending or threatened action, suit or proceeding relating to any alleged violation of, any federal, state, local, foreign or other laws, ordinances, rules, regulations, policies or guidelines relating to the environment or the health or safety of persons or otherwise governing the use, generation, storage, treatment, transportation, manufacture, refinement, handling, production, release or disposal of any hazardous substances, wastes or materials (collectively, "Environmental Substances") in, on, under or at any of the real or personal properties presently or formerly owned, operated, used or leased by CPC. CPC has not received any request for information, notice of claim, demand or other notification that it may be potentially responsible for any threatened or actual release of any Environmental Substances.

                  2.22 Absence of Undisclosed Liabilities. CPC has no material liability, except for (i) liabilities reflected in CPC's Quarterly Report on Form 10-Q for the period ended April 30, 1996 (the "Latest Balance Sheet"), (ii) liabilities under contracts which have arisen in the ordinary course of business and would not be required to be reflected on the Balance Sheet in accordance with GAAP (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), and (iii) liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). For purposes of this Section 2.22, liability means any direct or indirect indebtedness claim, loss, damage, deficiency, obligator or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent or otherwise.

                  2.23 Tax Matters. CPC paid all taxes required to be paid by it through the date hereof and has filed or caused to be filed in a timely manner all tax returns with appropriate governmental entities in all jurisdictions in which the tax returns are required to be filed. No tax liens have been filed and CPC has not been notified by the Internal Revenue Service or by any other taxing authority that any issues have been raised and are currently pending by the Internal Revenue Service or any other taxing authority in connection with any tax return. No waivers of the statutes of limitation have been given or requested with respect to CPC. There are no pending tax audits and no unresolved deficiencies or additions to taxes have been proposed, asserted or assessed against CPC.

                  2.24 No Material Adverse Change. Since April 30, 1996, there has been no material adverse change or, to the best knowledge of CPC, any development involving a prospective material adverse change, in the general affairs, management, assets, liabilities, properties, business, operations, conditions (financial or otherwise) or results of operations of CPC.

                  2.25 Related Transactions. Except as set forth on Schedule 2.25, there are no contracts, arrangements, understandings or transactions between CPC and any of its officers, directors or stockholders or to which CPC and any of its officers, directors or stockholders are parties.

                  2. Disclosure. The representations and
         warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

         3. Representations, Warranties and Covenants of Buyer and Sub. Buyer and Sub represent, warrant and covenant to CPC, as of the date of this Agreement, through and including and as of the Effective Time of the Merger, as follows:

                  3.1 Organization; Qualification. Buyer is a Maryland limited partnership and Sub is a corporation, both duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Buyer and Sub have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted. Buyer is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except when failure to qualify would not have a material adverse effect on the financial condition or results of operations of Buyer and Sub.

                  3.2  Authority Relative to the Merger Agreements.

                           (a) The Buyer and the Board of Directors of Sub have
                  approved the execution of the Agreement, the Merger and the Transactions and no other partnership, corporate or other authorizations or proceedings on the part of Buyer or Sub is necessary to consummate any of the Transactions.

                           (b) Each of the Merger Agreements to which Buyer or
                  Sub is a party has been duly and validly executed and delivered by Buyer or Sub and constitutes valid and binding agreements of Buyer or Sub, enforceable against Buyer and Sub in accordance with its respective terms.

                           (c) Buyer and Sub have the power and authority to
                  enter into the Merger Agreements and to consummate the Transactions.

                  3.3 No Conflicts; Consents. The execution and delivery of the Merger Agreements, the consummation of the Transactions and compliance by Buyer and Sub with any of the provisions of the Merger Agreements will not:

                           (a) violate any provision of the Articles of
                  Partnership or Partnership Agreement of Buyer or the Articles of Incorporation or Bylaws of Sub or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer and Sub or any of its properties or assets;

                           (b) violate, or conflict with, or result in a breach
                  of any provision of, or constitute a default under, or any event which, with or without due notice or lapse of time, or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of Buyer or Sub under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Sub is a party, or by which Buyer or Sub or any of their properties or assets may be bound or affected; or

                           (c) require any consent, approval, authorization or
                  permit of or from, filing with or notification to, any governmental entity.

                  3.4 Disclosure Materials. Any information which is provided by Buyer or Sub about Buyer and Sub to CPC for inclusion in the proxy materials prepared by CPC pursuant to Section 4.7(a) will be true and complete in all material respects. None of the information supplied by Buyer or Sub for inclusion in the proxy materials to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to bc stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect.

                  3.5 Finder's Fees. No broker, finder or other person or entity is entitled to any brokerage fee, commission or finder's fee in connection with any of the Merger Agreements or any of the Transactions on account of any actions or agreements of Buyer or Sub or any of their representatives.

                  3.6 Financing. The Buyer has and will have at Closing the financial capacity to enable it to pay the Merger Consideration and payment of the Transaction's Costs set forth in Section 1.8, as provided in this Agreement. Buyer agrees to capitalize Sub with an amount equal to the liquidated damages amount set forth in Section 6.2 below, no later than the third business day following the date of execution of this Agreement, and to maintain such capitalization to Closing. Buyer will deposit the full amount of the Merger Consideration with the Exchange Agent prior to or at the Closing.

                  3.7 Required Action. All action required to be taken by or on the part of Buyer and Sub to authorize the execution, delivery and performance of the Merger Agreements by Buyer and Sub and the consummation of the Transactions will have been duly and validly taken by the partners of Buyer and the Board of Directors of Sub.

         4. Covenants of the Parties.

                  4.1 Conduct of Business of CPC.

                           (a) Except as provided in Sections 1.5(d) and 1.7,
                  during the period from the date of this Agreement to the Effective Time, CPC will conduct its operations according to its ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing and except as set forth in Schedule 4.1, prior to the Effective Time, CPC will not, without the prior written consent of the Buyer, (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of (A) any shares of capital stock of any class (including the shares of CPC Common Stock), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of CPC for such shares, other than as contemplated by Sections 1.5(d) and 1.7 or (B) any other securities in respect of, in lieu of or in substitution for shares of CPC Common Stock outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities except as provided in Section 1.5(d) (including the shares of outstanding preferred stock and the shares of CPC Common Stock); (iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of CPC; (iv) except pursuant to agreements or arrangements in effect on the date hereof which have been disclosed to the Buyer, authorize any capital expenditure in excess of $25,000 in the aggregate, or make any acquisition or disposition of assets for more than $10,000 (other than goods or services in the ordinary course of business); (v) pledge or encumber any assets of CPC; (vi) incur any long-term debt for borrowed money or short-term debt for borrowed money except for debt incurred in the ordinary course of business (including, without limitation, to fund working capital needs) in an aggregate amount not in excess of $25,000; (vii) propose or adopt any amendments to the Articles of Incorporation or By-Laws of CPC; (viii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CPC; (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (x) make any loans, advances or capital contributions to, or investments in, any other person, (xi) except as required by applicable laws, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, severance, termination, employment or other employee benefit plan, agreement, trust, fund, policy or other arrangement for the benefit or welfare of any employee or director or former employee or director or, except as required by applicable laws, increase the compensation or fringe benefits of any employee or pay any employee or pay any benefit not required by any existing plan, arrangement or agreement; (xii) make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or
                  (xiii) other than in the ordinary course of business grant any license or sublicense of any rights under or with respect to intellectual property; (ix) enter into any agreement, contract, license or lease outside of the ordinary course of business; or (xv) agree in writing or otherwise to take any of the foregoing actions.

                           (b) In addition, prior to the Effective Time, CPC
                  will not enter into any agreement, contract, lease or license, or renew, accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving an annual value of more than $25,000 unless it shall have provided Buyer with a full description of such proposed transaction and consulted with Buyer concerning the advisability of the transaction. Following the date of execution of this Agreement, the parties hereto shall use their respective best efforts to secure the consents as described on Schedule 2.7; provided, however, that for this purpose "best efforts" shall not require CPC or the Buyer to make any payment in order to secure any such consents. Each of CPC and the Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                           (c) Following the date of execution of this
                  Agreement, CPC shall consult with Buyer with respect to those matters which will or may result in material expenses to the Surviving Corporation, including but not limited to commencement of an arbitration proceeding or litigation, and commitment to trade show exhibitions.

                  4.2 Customer Contact. Following the date of execution of this Agreement, CPC shall use its best efforts and shall cooperate fully with Buyer in contacting CPC customers, redistribution accounts and others with whom CPC does business to inform such persons of the merger and to assure such persons that the business of CPC and the services offered by CPC will continue. CPC shall use its best efforts to provide assurances that any concerns with regard to the merger expressed to CPC employees by customers or others with whom CPC does business are promptly conveyed to Buyer.

                  4.3 No Solicitation. Neither CPC nor any of its respective officers, directors, employees , representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer or any affiliate or an associate of the Buyer) concerning any merger, sale of substantially all the assets, sale of shares of capital stock or similar transactions involving CPC or any material division (except for any sale of the Payne and Associates division) of CPC; provided, however, that nothing contained in this Section 4.2 shall prohibit CPC or its Board of Directors from (i) taking and disclosing to CPC's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making such disclosure to CPC's stockholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law or (iii) providing information to, or participating in discussions or negotiations with, any party that has actually made a proposal, and which the Board of Directors believes in good faith would be capable of effecting an acquisition of CPC on terms that are superior, from a financial point of view, to the transactions contemplated by this Agreement. CPC will promptly communicate to the Buyer if it is furnishing information to or engaging in negotiations with any third party with respect to the acquisition of CPC or any of its assets or subsidiaries and CPC will promptly provide Buyer with a copy of any such proposal by any third party.

                  4.4 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  4.5 Benefit Plans.

                           (a) Schedule 4.5 includes all employee benefit plans,
                  programs, policies and agreements which provide compensation or other benefits upon a termination of employment, voluntary or involuntary, for the three highest paid employees of CPC or which include a "change of control" provision, and a complete and correct copy (or model form) of each such plan, program, policy and agreement has been provided to Buyer.

                           (b) The Buyer will honor and cause the Surviving
                  Corporation to honor and perform its obligations under each of the plans, programs, policies and agreements set forth on
                  Schedule 4.5.

                           (c) If any salaried or non-union hourly employee of
                  CPC is or becomes a participant in any written employee benefit plan or program of the Surviving Corporation or any member of its controlled group within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code"), such employee shall be credited under such plan or program with all service prior to the Effective Time with CPC to the extent credit was given by CPC for purposes of eligibility for all purposes and vesting under such plan or program.

                           (d) The Buyer acknowledges that consummation of the
                  Merger will constitute a change of control of CPC (to the extent such concept is relevant) for purposes of any and all of the agreements and plans specified on Schedule 4.5.

                           (e) The Buyer agrees to the amendment of the
                  compensation and benefit plans and programs set forth above in this Section 4.5 to permit the acceleration of termination payments thereunder on or after the later of the Effective Time or five business days after the participant's termination of employment for any reason; provided, however, that (i) all payments under severance plans may be paid over the period of the benefit, (ii) such termination must occur within two years after Effective Time and (iii) no payments shall be accelerated or made to the extent they could constitute non-deductible excess parachute payments within the meaning of
                  Section 280G(b)(1) and (2)(A) of the Code. CPC has not entered into, adopted or amended after April 30, 1996 any employee benefit plan, program, policy or agreement, or any other agreement or arrangement with respect to any employee or director of CPC, except as listed on Schedule 4.5.

                  4.6 Supplemental Information and Documents. From time to time prior to the Effective Time of the Merger, CPC will deliver to Buyer and Buyer will deliver to CPC supplemental or other information and documents, including, without limitation, concerning events, facts or circumstances subsequent to the date of this Agreement which could render any statement, representation, warranty, covenant or other agreement in any of the Merger Agreements or any information contained in any Exhibit or Schedule inaccurate or incomplete or which documents would have been required to have been delivered if existing prior to the date of this Agreement. CPC's obligations pursuant to this Section
         4.6 will not limit or affect any right or remedy Buyer might otherwise have under any of the Merger Agreements or otherwise with respect to any such supplemental or other information or documents, including, without limitation pursuant to Section 5 or Section 7 below. CPC will cooperate, and will cause its employees to cooperate, with Buyer and all of its representatives with respect to making available all information requested by Buyer and its representatives.

                  4.7 Proxy Materials. As soon as practicable after the date of this Agreement, CPC will prepare appropriate proxy materials for submission to CPC's shareholders in connection with obtaining the shareholder approval referred to in Section 1.5 of this Agreement. CPC will include such information as, in the judgment of Buyer or its counsel, may be required or appropriate for inclusion in the proxy materials, including any amendments or supplements thereto. CPC will file the appropriate proxy materials with the Commission and use its best efforts to respond to comments of the staff of the Commission and to clear such materials with the staff of the Commission. Promptly after such clearance, but in no event later than 10 days after the date of Commission clearance, CPC will mail such proxy materials to all holders of record of shares of CPC Common Stock who are holders on the record date for the meeting of shareholders of CPC to be held in connection with this Agreement and the Merger and to all holders of CPC Options. After the distribution of the proxy materials, CPC will mail or otherwise furnish to such holders such amendments or supplements to the proxy materials as may, in the opinion of CPC, be appropriate or necessary so that the proxy materials will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or as may be necessary to comply with applicable law. CPC covenants that the proxy materials will comply as to form in all material respects with all proxy and other requirements of all applicable state, federal and other securities laws, including, without limitation, the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder and that none of such proxy materials will, at the time of (i) any mailing thereof or
         (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer will provide CPC, promptly following request by CPC, with the information Buyer is required by the provisions of the Exchange Act to include in the proxy materials. Neither CPC nor Buyer will, without giving the other prior written notice, use any materials other than the proxy materials referenced in this section for the purposes contemplated by this Agreement or otherwise in connection with the Merger.

         5. Conditions to Closing.

                  5.1 Conditions Precedent to Obligations of Buyer and Sub. Unless waived by Buyer and Sub, the obligations of Buyer and Sub under this Agreement are subject to the satisfaction of the following conditions at or prior to the Effective Time of the Merger:

                           (a) No action or proceeding will have been instituted
                  against CPC which materially affects or may materially affect its business, prospects, assets, properties or condition (financial or otherwise). No action or proceeding will have been instituted by any governmental entity or other person or entity before any court, arbitrator or governmental entity to restrain, prevent, condition or obtain material damages in respect of any of the Merger Agreements or any of the Transactions, which, in the opinion of Buyer and Sub, makes it inadvisable to consummate such Transactions.

                           (b) All actions, undertakings, covenants or
                  agreements required pursuant to any of the Merger Agreements to be performed by CPC on or prior to the Effective Time of the Merger have been so performed or complied with in all material respects.

                           (c) All representations and warranties made by CPC in
                  any of the Merger Agreements are true and correct in all material respects at and as of the Effective Time of the Merger, with the same force and effect as though such representations and warranties had been made at and as of the Effective Time of the Merger and any supplements to any disclosure schedule delivered after the date of this Agreement shall not reflect any material adverse change from the disclosure schedule delivered to Buyer as of the date of this Agreement, except as expressly permitted by this Agreement or as otherwise agreed to in writing by Buyer, and Buyer will not have discovered any material error, misstatement or omission in any of such representations or warranties. The Chief Executive Officer or the Chief Financial Officer of CPC will deliver to Buyer a Certificate, dated as of the Effective Time of the Merger, signed by them, certifying as to the matters covered by Sections 5.1(b) and (c).

                           (d) All action required to be taken by or on the part
                  of CPC to authorize the execution, delivery and performance of the Merger Agreements by CPC and the consummation of the Transactions will have been duly and validly taken by the Board of Directors and shareholders of CPC, and Buyer will have received copies of the resolutions evidencing such authorization certified by the Secretary of CPC.

                           (e) Buyer will have received from Best & Flanagan,
                  counsel to CPC, an opinion in form and substance satisfactory to Buyer.

                           (f) All courts of law, governmental entities and
                  other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or agreement of CPC for the consummation by CPC of the Transactions, will have consented to, authorized, permitted or approved such Transactions.

                           (g) The holders of not more than 10% of Outstanding
                  CPC Common Stock will have perfected statutory appraisal, dissenters' or similar rights to which such holders may be entitled under applicable law in connection with the Merger.

                           (h) The Merger Agreements and the Transactions will
                  have been approved by the holders of CPC Common Stock in accordance with CPC's Articles of Incorporation, Bylaws and applicable law.

                           (i) CPC will have furnished Buyer with a certificate
                  of its officers in the form attached hereto as Exhibit 5.1(i).

                           (j) CPC will have executed and delivered all other
                  documents reasonably requested by Buyer or otherwise necessary or appropriate for the consummation of any of the Transactions, including, without limitation, all documents required to be executed and/or delivered by or on behalf of CPC at or prior to the Closing pursuant to this Agreement.

                           (k) There has been no adverse change in the business,
                  prospects, operations or condition (financial or otherwise) of CPC or any event, condition, occurrence, action taken or omission made which, either individually or in the aggregate, might materially adversely affect the business, prospects, operations or condition (financial or otherwise) of CPC; provided, however, that departure of any number of employees, whether voluntary or involuntary, or loss of any number of customers, for any reason, after public announcement of the execution of this Agreement, shall not constitute a material adverse change giving the Buyer or Sub a right to terminate this Agreement.

                           (l) CPC will have furnished to Buyer an executed copy
                  of the comfort letter delivered to CPC by McGladrey & Pullen, LLP in connection with distribution of the proxy statement, and such comfort letter shall show Buyer as an addressee.

                  5.2 Conditions Precedent to Obligations of CPC. Unless waived by CPC, the obligations of CPC under this Agreement are subject to the satisfaction of the following conditions at or prior to the Effective Time of the Merger:

                           (a) No action or proceeding will have been instituted
                  against Buyer or Sub which materially affects or may materially affect its business, prospects, assets, properties or condition (financial or otherwise). No action or proceeding will have been instituted by any Governmental Entity or other person or entity before any court, arbitrator or Governmental Entity to restrain, prevent, condition or obtain material damages in respect of any of the Merger Agreements or any of the Transactions, which, in the opinion of CPC, makes it inadvisable to consummate such Transactions.

                           (b) All actions, undertakings, covenants or
                  agreements required pursuant to any of the Merger Agreements to be performed by Buyer and Sub on or prior to the Effective Time of the Merger have been so performed or complied with in all material respects.

                           (c) All representations and warranties made by Buyer
                  and Sub in any of the Merger Agreements are true and correct in all material respects at and as of the Effective Time of the Merger, with the same force and effect as though such representations and warranties had been made at and as of the Effective Time of the Merger, except as expressly permitted by this Agreement or as otherwise agreed to in writing by CPC, and CPC will not have discovered any material error, misstatement or omission in any of such representations or warranties. Officers of Buyer and Sub will deliver to CPC a Certificate, dated as of the Effective Time of the Merger, signed by him or her, certifying as to the matters covered by Sections 5.2(b) and (c).

                           (d) All action required to be taken by or on the part
                  of Buyer and Sub to authorize the execution, delivery and performance of the Merger Agreements by Buyer and the consummation of the Transactions will have been duly and validly taken by the Buyer and the Board of Directors of Sub, and CPC will have received copies of the resolutions evidencing such authorization certified by the Buyer and the Secretary of Sub.

                           (e) CPC will have received from Maryland counsel to
                  Buyer and Sub an opinion in form and substance satisfactory to CPC.

                           (f) All courts of law, Governmental Entities and
                  other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or other agreement of Buyer and Sub, for the consummation by Buyer and Sub of the Transactions, will have consented to, authorized, permitted or approved such Transactions.

                           (g) Buyer and Sub will have furnished CPC with a
                  certificate of officers in the form attached hereto as Exhibit 5.2(g).

                           (h) Buyer and Sub will have executed and delivered
                  all other documents reasonably requested by CPC or otherwise necessary or appropriate for the consummation of any of the Transactions, including, without limitation, all documents required to be executed and/or delivered by or on behalf of Buyer and Sub at or prior to the Closing pursuant to this Agreement.

                           (i) There has been no adverse change in the business,
                  prospects, operations or condition (financial or otherwise) of Buyer or any event, condition, occurrence, action or omission made which, either individually or in the aggregate, might materially adversely affect the business, prospects, operations or condition (financial or otherwise) of Buyer.

                           (j) Buyer shall have deposited the Merger
                  Consideration with the Exchange Agent in accordance with Exchange Agreement.

                  5.3 Conditions Precedent to Obligations of Each Party. The respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time of the Merger:

                           (a) No final, nonappealable injunction or other order
                  by any Governmental Entity which prevents the consummation of the Merger will have been issued and remain in effect.

         6. Termination; Amendment.

                  6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of CPC, as follows:

                           (a) by mutual written consent of Buyer and CPC,
                  properly authorized by their respective Boards of Directors;
                  or

                           (b) by Buyer or CPC (i) if the Effective Time of the
                  Merger has not occurred on or prior to September 30, 1996, unless the failure of such occurrence is due to the failure of the party seeking to terminate this Agreement pursuant to this
                  Section 6.1(b) to perform or observe the representations, warranties, covenants, conditions and agreements to be performed or observed by it on or before the Effective Time of the Merger; or

                           (c) by Buyer or CPC if at the time of such
                  termination there has been any breach in any material respect of any representation, warranty, covenant or obligation of the other party under any of the Merger Agreements and such breach has not been remedied within 15 business days after receipt of notice in writing specifying the nature of such breach and requesting that it be remedied; or

                           (d) by Buyer if CPC through its Board of Directors
                  fails to recommend, or withdraws or modifies in a manner adverse to Buyer its recommendation, to CPC's shareholders to approve any of the Merger Agreements or any of the Transactions; or

                           (e) by Buyer or CPC if CPC's shareholders shall not
                  have approved the Merger by August 31, 1996.

                           (f) by CPC, if (i) any corporation, partnership,
                  person, other entity or group, as defined in the Exchange Act (other than Buyer or any affiliate of Buyer) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of CPC's Common Stock or any Person shall have made a bona fide written offer involving a merger or consolidation of CPC or the acquisition of all or substantially all of its assets, (ii) CPC's Board of Directors shall determine, after consultation with CPC's independent financial advisors, that such offer is a material economic improvement to CPC's shareholders when compared to the transactions contemplated by this Agreement, and (iii) CPC's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties, provided that CPC may not terminate the Agreement pursuant to this paragraph until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this paragraph has been delivered to Buyer, together with a summary of the terms of any such offer or proposal.

                  6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Sections 6.1 (a) or (b) no party will have any liability or further obligation to the other party. Any termination pursuant to the other provisions of Section 6.1 will not affect the terminating party's right to pursue all remedies available under applicable law arising from the other party's misrepresentation, breach or failure to satisfy the conditions as provided in any of the Merger Agreements. In addition to any such rights (i) in the event this Agreement is properly terminated as provided in paragraphs (d) or (f) of Section 6.1 or, if all shares of Outstanding CPC Common Stock owned or controlled by the current members of the Board of Directors of CPC are not voted in favor of the Merger at the meeting of CPC shareholders as contemplated by Section 1.5, by paragraph (e) of Section 6.1, then within two days after written demand from Buyer, CPC shall pay to Buyer, in immediately available funds, the sum of $1,000,000.00, and
         (ii) in the event this Agreement is properly terminated by CPC as provided in paragraph (c) of Section 6.1, then within two days after written demand from CPC, Buyer shall pay to CPC as liquidated damages the sum of $3,000,000 in immediately available funds.

                  6.3 Amendment, Waiver, Etc. Subject to applicable law and to this Section 6.3, at any time prior to the consummation of the Merger, whether before or after approval of the Transactions by CPC's shareholders, CPC, Buyer and Sub may, by action duly authorized, (a) mutually amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other person or entity,
         (c) waive any inaccuracies in the representations or warranties contained in any of the Merger Agreements, or (d) waive compliance with any of the agreements or conditions contained in Section 5. Notwithstanding the foregoing, after any approval of the Merger by CPC's shareholders, there will not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of consideration to be delivered to CPC's shareholders. This Agreement may not be amended except by a writing signed by all of the parties by persons authorized to execute such writing. Any agreement of a party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party by a person authorized to execute such writing, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to any subsequent or other failure.

         7. Closing. On the Closing Date, the parties will take such actions and execute and deliver such documents as are described in this Agreement, including, without limitation, in this Section 7, and will take such further actions and execute and deliver such other documents as the other party may reasonably request or as otherwise necessary or appropriate for the consummation of any of the Transactions.

                  7.1 Deliveries to the Exchange Agent. Buyer will deposit the Merger Consideration with the Exchange Agent, and the Exchange Agent will have executed a receipt therefor.

                  7.2 Deliveries by Buyer and Sub. Buyer and Sub will execute and/or deliver or cause to be executed and/or delivered:

                           (a) Articles and/or Certificates of Merger to be
                  filed in respect of the Merger;

                           (b) the Exchange Agreement;

                           (c) officers' certificates as provided in Section
                  5.2(c);

                           (d) an opinion of counsel as provided in Section
                  5.2(e).

                  7.3 Deliveries by CPC. CPC will execute and/or deliver or cause to be executed and/or delivered:

                           (a) Articles and/or Certificates of Merger to be
                  filed in respect of the Merger;

                           (b) certified Articles of Incorporation with respect
                  to CPC;

                           (c) good standing certificates with respect to CPC;

                           (d) resignations in form and substance acceptable to
                  Buyer, effective as of the Effective Time of the Merger, of the directors of CPC;

                           (e) a certificate of the Secretary of CPC in such
                  form and substance as Buyer may request relating to bylaws, resolutions, incumbency of officers and such other matters as Buyer may reasonably request;

                           (f) the Exchange Agreement;

                           (g) officers' certificates as provided in Section
                  5.1(c);

                           (h) an opinion of counsel as provided in Section
                  5.1(e).

         8. Miscellaneous.

                  8.1 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of laws. The parties consent to the personal jurisdiction of the state and federal courts of the State of Minnesota and select such courts as the sole proper forums within which to adjudicate disputes under or relating to any of the Merger Agreements or any of the Transactions.

                  8.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  8.3 Interpretation. The headings contained in this Agreement are solely for the purposes of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

                  8.4 Entire Agreement. This Agreement, including, without limitation, the Exhibits, Schedules, documents, certificates and instruments referred to in this Agreement, and including the Letter Agreement between CPC and Buyer of even date herewith, embodies the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

                  8.5 Severability. If any provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity will have no effect on the other provisions of this Agreement, and all other provisions of this Agreement will remain valid, operative and enforceable.

                  8.6 Notices. Any notice or other communication required or which may be given under this Agreement will be sufficient if in writing and delivered personally, telecopied or telexed, mailed, certified, registered or first class mail, postage prepaid, or sent by overnight courier, and will be deemed given when so delivered personally, telecopied or telexed, if mailed, two days after the date of mailing, or if sent by overnight courier, one day after the date of sending, as follows, or at such other addresses as the addressee may from time to time designate in writing pursuant to this Section 8.6:

                  To Buyer:         United Communications Group,
                                        Limited Partnership
                                    11300 Rockville Pike
                                    Suite 1100
                                    Rockville, Maryland 20852-3030
                                    Attn: Mr. Bruce Levenson

                  with a copy to:   Kaplan, Strangis and Kaplan, P.A.
                                    5500 Norwest Center
                                    90 South Seventh Street
                                    Minneapolis, Minnesota 55402
                                    Attn: Mr. Ralph Strangis

                  To CPC:           Computer Petroleum Corporation
                                    World Trade Center
                                    30 East Seventh Street, Suite 510
                                    St. Paul, Minnesota 55101
                                    Attn: Mr. Charles G. Schieffelbein,
                                          Chairman of the Board

                  with a copy to:   Best & Flanagan
                                    Professional Limited Liability Partnership
                                    4000 First Bank Place
                                    601 Second Avenue South
                                    Minneapolis, MN 55402-4331
                                    Attn: Leonard M. Addington, Esq.

                  8.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, but will not be assignable by any party except by operation of law.

                  8.8 Press Releases. On or before the Effective Time of the Merger, no party will issue or authorize to be issued any press release or similar announcement concerning any of the Merger Agreements or any of the Transactions without the prior approval of the other party; provided, however, that CPC will be permitted to make such disclosures as necessary to comply with any applicable securities laws or the Nasdaq Stock Market policies.

                  8.9 Remedies Cumulative. Rights and remedies provided by this Agreement are cumulative and in addition to any other rights and remedies which any party may have under any other agreement, including, without limitation, under any of the other Merger Agreements, at law or in equity.

                  8.10 No Construction Against Drafter. The Merger Agreements have been reviewed by the parties and their counsel and are being entered into among competent persons, who are experienced in business and represented by counsel. Therefore, any ambiguous language in any of such agreements will not necessarily be construed against any particular party as the drafter of such language.

                  8.11 Parties in Interest. With the exception of the parties to this Agreement, there will exist no right of any person to claim a beneficial interest in any of the Merger Agreements or any rights by virtue of any of the Merger Agreements.

                  8.12 Indemnification.

                           (a) The Buyer agrees that it will indemnify the
                  present and former officers, directors and employees of CPC, for a period of three years following the Effective Time, against claims made against them arising from their services in such capacities to the fullest extent permitted by the Articles of Incorporation and Bylaws of CPC and Chapter 302A, Minnesota Statutes, as in existence on the date of execution of this Agreement, provided that nothing herein shall be deemed to prevent the merger of the Surviving Corporation into Buyer, and the liquidation of the Surviving Corporation following the Effective Time.

                           (b) The Buyer will honor and guarantee the Surviving
                  Corporation's performance of all contracts, agreements and commitments of CPC which indemnify any current or former employee or current or former director of CPC.

                           (c) Any indemnified party wishing to claim
                  indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall promptly notify the Buyer thereof and the Buyer shall defend such matter; provided, however, that any failure so to notify the Buyer of any obligation to indemnify such indemnified party or of any other obligation imposed by this Section shall not affect such obligations unless such failure to so notify materially prejudices the rights of the Buyer to defend any such action, suit, claim proceeding or investigation. The Buyer shall retain only one counsel in each jurisdiction to represent the indemnified parties as a group with respect to any single action; provided, however, in the event that there is, under applicable standards of professional conduct reasonably applied, a conflict between the positions of any two or more indemnified parties, the Buyer and such indemnified parties may retain, at the expense of the Buyer, such number of additional counsel as are necessary to eliminate all conflicts of the type referred to above.

                           (d) In the event any claim is made against present or
                  former directors, officers or employees of CPC that is covered or potentially covered by insurance, the Buyer shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim.

                  8.13 Expenses.

                           (a) Except as provided in Section 1.8 of this
                  Agreement, all costs and expenses incurred in connection with the Transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                           (b) The Buyer acknowledges and agrees that CPC has
                  disclosed that it is indebted for fees and expenses (including fees and expenses of its counsel and investment advisors and certain expenses described in Section 1.8 hereof) incurred by it in connection with the Transactions contemplated by this Agreement. To the best knowledge of CPC, the fees and expenses listed in Section 1.8 represent the only fees and expenses incurred by CPC in connection with the Transactions contemplated by this Agreement. It is understood that certain of such fees and expenses may be paid by CPC prior to or at the Closing, and the Buyer agrees to refrain from taking any action which would interfere with the payment of the foregoing fees and expenses by CPC.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                  COMPUTER PETROLEUM CORPORATION,
                                  A MINNESOTA CORPORATION


                                  By      /s/  Charles G. Schiefelbein
                                     Its  Chairman of the Board


                                  UNITED COMMUNICATIONS GROUP
                                  LIMITED PARTNERSHIP, A MARYLAND
                                  LIMITED PARTNERSHIP

                                  By UCG Inc., General Partner

                                  By       /s/  Bruce Levenson
                                     Its  President


                                  UCG ACQUISITION CORP., A MARYLAND
                                  CORPORATION


                                  By     /s/  Bruce Levenson
                                     Its  President



                                                                      EXHIBIT II


                     OPINION OF GREENE HOLCOMB & LANNIN LLC


GREENE HOLCOMB & LANNIN
INVESTMENT BANKING LLC


June 20, 1996


Board of Directors
Computer Petroleum Corporation
Suite 510
30 East Seventh Street
St. Paul, MN 55101

Gentlemen:

We understand that Computer Petroleum Corporation ("CPC"), United Communications Group, Limited Partnership ("UCG") and UCG Acquisition Corporation, a wholly owned subsidiary of UCG ("Sub"), intend to enter into an Agreement and Plan of Merger, to be dated as of June 20, 1996 (the "Agreement"), pursuant to which, among other things, Sub will be merged with and into CPC, with CPC surviving as a wholly owned subsidiary of UCG (the "Merger"). Pursuant to the terms of the Agreement, UCG will pay a total of $12 million in cash (the "Merger Consideration") to the holders of all of the outstanding equity securities of CPC (including any securities convertible into or exchangeable for equity securities of CPC), collectively, the "CPC Shareholders." We understand and have assumed that, pursuant to the terms of the Merger Agreement, all of the outstanding shares of Series A Convertible Non-Voting Preferred Stock of CPC will be converted, on a one-to-one basis, into shares of Common Stock of CPC in connection with the Merger.

You have requested our opinion as to the fairness, from a financial point of view, to the CPC Shareholders of the Merger Consideration to be paid by UCG in the Merger.

Greene Holcomb & Lannin LLC (GH&L), as a part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We are currently acting as financial advisor to CPC in connection with the Merger and will receive a fee for our services that is contingent upon the consummation of the Merger. For our services in rendering this opinion, CPC will pay us a fee which is not contingent upon consummation of the Merger. CPC has also agreed to indemnity us against certain liabilities in connection with our services as financial advisor to CPC and in rendering this opinion.


5450 Norwest Center
90 South Seventh Street
Minneapolis, Minnesota 55402

Phone 612.904.5700
Fax 612.904.5719

June 20, 1996
Computer Petroleum Corporation
Page 2


In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Agreement, dated June 19, 1996 (which draft, we have assumed, will be identical, in all material respects, to the Agreement as executed on or after the date hereof), (ii) certain publicly available financial statements and other information of CPC, and (iii) certain internal financial statements and other information of CPC prepared by the management of CPC for financial planning purposes. We have visited CPC's facilities in St. Paul, Minnesota and Peoria, Illinois and have had discussions with members of the management of CPC concerning the financial condition, current operating results and business outlook for CPC.

We have analyzed the historical reported market prices and trading activity of CPC Common Stock. We have compared certain financial and stock market information concerning CPC to similar information for certain publicly traded companies deemed similar to CPC. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of information services companies and performed such other studies and analyses as we considered appropriate.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by CPC or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance upon the assurances of the management of CPC, that the information provided to us by CPC has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgments of the management of CPC, and that the management of CPC is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in CPC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements of CPC made available to us. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of CPC and we express no opinion regarding the liquidation value of CPC. On behalf of CPC, and at its request, we made contacts with a number of potential purchasers of CPC and assisted in the solicitation of proposals from and negotiations with interested prospective purchasers. This opinion is based upon the information available to us as of, and the facts and circumstances as they exist and are subject to evaluation on, the date hereof.

This opinion is intended for the information of the Board of Directors of CPC only and may be published in its entirety in the proxy statement to be distributed to the holders of Common Stock of CPC in connection with the Merger (as so distributed, the "Proxy Statement"). Any summary of, excerpt from or reference to this opinion in the Proxy Statement may only be made with our prior written consent, which consent shall not be unreasonably withheld. Except as set forth in the immediately preceding two sentences, this opinion may not be used or referred to by CPC or quoted or disclosed to any person in any manner without our prior written consent. This

June 20, 1996
Computer Petroleum Corporation
Page 3



opinion is not intended to be and does not constitute a recommendation to any CPC Shareholder as to how such CPC Shareholder should vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the CPC Shareholders pursuant to the Agreement is fair, from a financial point of view, to the CPC Shareholders as of the date hereof.

Sincerely,
GREENE HOLCOMB & LANNIN LLC



                                                                     EXHIBIT III


                      SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT


302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

         SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

                           (1) alters or abolishes a preferential right of the
                  shares;

                           (2) creates, alters, or abolishes a right in respect
                  of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                           (3) alters or abolishes a preemptive right of the
                  holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                           (4) excludes or limits the right of a shareholder to
                  vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

                  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation , but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

                  (c) A plan of merger, whether under this chapter or chapter 332B, to which the corporation is a party, except as provided in subdivision 3;

                  (d) A plan of exchange, whether under this chapter or chapter 332B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

                  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

         SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         SUBD. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have, a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

         SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each corporation dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance-sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a Surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and a copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Laws 1981, c. 270ss. 81, eff. July 1, 1981. Amended by Laws 1987, c. 104,ss.ss.
30 to 33.




                         COMPUTER PETROLEUM CORPORATION

                                      PROXY

                          SPECIAL STOCKHOLDERS' MEETING

                                 AUGUST 20, 1996



         The undersigned stockholder of Computer Petroleum Corporation hereby appoints Charles G. Schiefelbein and Anton J. Christianson, and each of them, his or her proxy, each with full power of substitution, to attend the Special Meeting of the stockholders of Computer Petroleum Corporation, to be held at the corporate offices of Computer Petroleum Corporation at World Trade Center, 30 East Seventh Street, Suite 510, St. Paul, Minnesota, on Tuesday, August 20, 1996, at 9:00 a.m., and at any and all adjournments thereof, and there to act for and to vote all stock of the corporation owned of record by the undersigned, in the manner specified below, upon the following matters.

         1. To consider and vote upon approval of an Agreement and Plan of Merger, dated June 21, 1996, among the Company, United Communications Group Limited Partnership, a Maryland limited partnership ("UCG") and UCG Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of UCG, providing for the merger of the Company with and into UCG Acquisition Corp., pursuant to which each outstanding share of the Company's common stock (other than shares as to which the holders have exercised their dissenter's rights under Minnesota law) will be converted into the right to receive approximately $3.89 in cash, without interest.


                      |_| FOR    |_| AGAINST    |_| ABSTAIN


         2. In their discretion on any other matter that may properly come before the meeting or any adjournment or adjournments thereof.


                      PLEASE FILL IN, SIGN ON REVERSE SIDE
                        AND MAIL IN THE ENCLOSED ENVELOPE


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE MEETING AND OF THE PROXY STATEMENT.



         DATED THIS ____ DAY OF _________________, 1996.



                                                  ______________________________


                                                  ______________________________
                                                  (PLEASE SIGN EXACTLY AS YOUR
                                                  NAME APPEARS HEREON. IF SIGNED
                                                  FOR ESTATES, TRUSTS OR
                                                  CORPORATIONS, TITLE OR
                                                  CAPACITY SHOULD BE STATED. IF
                                                  SHARES HELD JOINTLY, EACH
                                                  HOLDER MUST SIGN.)